UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.     )

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☐  Soliciting Material Pursuant to §240.14a-12

Sonoco Products Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SONOCO PRODUCTS COMPANY

1 NORTH SECOND STREET
HARTSVILLE, SOUTH CAROLINA 29550 USA

March 9, 2010

To Our Shareholders:

You are cordially invited to attend our Annual Shareholders’ Meeting to be held at the Center Theater, 212 North Fifth Street, Hartsville, South Carolina, on Wednesday, April 21, 2010, at 11:00 a.m. (Eastern time).

We have enclosed a Notice of 2010 Annual Meeting of Shareholders and Proxy Statement that cover the details of matters to be presented at the meeting.

In addition to acting on the matters listed in the Notice of Annual Meeting of Shareholders, we will discuss the Company’s progress, and you will be given an opportunity to ask questions of general interest to all shareholders.

We have also enclosed a copy of our 2009 Annual Report, which reviews the Company’s events of the past year, and discusses strategy and the outlook for the future (or we delivered one copy of the Annual Report for all shareholders at your address).

We hope that you will come to the 2010 Annual Meeting of Shareholders in person; however, even if you plan to attend, we strongly encourage you to complete the enclosed proxy card or brokers’ voting instruction form and return it in the enclosed business reply envelope. If you are a shareholder of record, you can also vote by telephone (if you live in the United States or Canada) or via the Internet. Instructions are shown on your proxy card. If you are a shareholder of record and for any reason you desire to revoke your proxy, you can do so at any time before the voting. Your vote is important and will be greatly appreciated.

Harris E. DeLoach, Jr.
Chairman, President &
Chief Executive Officer

SONOCO PRODUCTS COMPANY

1 NORTH SECOND STREET
HARTSVILLE, SOUTH CAROLINA 29550 USA

NOTICE OF 2010 ANNUAL MEETING OF SHAREHOLDERS

TIME	11:00 a.m. (Eastern time) on Wednesday, April 21, 2010

PLACE	The Center Theater, 212 North Fifth Street, Hartsville, South Carolina

PURPOSES	(1) To elect four members of the Board of Directors;

(2) To ratify the selection of independent registered public accounting firm; and

(3) To transact any other business that properly comes before the meeting or any adjournment of the meeting.

RECORD DATE	You may vote only if you were a shareholder of record at the close of business on February 19, 2010.

ANNUAL REPORT	We have enclosed a copy of the 2009 Annual Report or we have delivered a single copy of the Annual Report for all shareholders at your address. The Annual Report is not part of the proxy soliciting material.

PROXY VOTING	It is important that your shares be represented and voted at the meeting.

If you hold your shares in your own name as a record shareholder, please vote in one of these three ways:

(1) USE THE TOLL-FREE TELEPHONE NUMBER shown on your proxy card if you live in the United States or Canada;

(2) VISIT THE WEB SITE shown on your proxy card and vote via the Internet; or

(3) MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope.

If your shares are held in street name by a broker, bank or other nominee, please follow the instructions that entity sent to you with these proxy materials to have your shares voted at the Annual Meeting.

By order of the Board of Directors,

Ritchie L. Bond
Secretary
March 9, 2010

SONOCO PRODUCTS COMPANY

1 NORTH SECOND STREET
HARTSVILLE, SOUTH CAROLINA 29550 USA

PROXY STATEMENT

INFORMATION CONCERNING THE SOLICITATION

We are sending you these proxy materials in connection with the solicitation by the Board of Directors of Sonoco Products Company of proxies to be used at the Annual Meeting of Shareholders (“Annual Meeting”) to be held on Wednesday, April 21, 2010, at 11:00 a.m. (Eastern time) at The Center Theater, 212 North Fifth Street, Hartsville, S.C., and at any adjournment or postponement of the meeting. The terms “we,” “our,” “us,” “Sonoco” and “the Company” all refer to Sonoco Products Company. The proxy materials are first being mailed on or about March 15, 2010.

Who May Vote

You will only be entitled to vote at the Annual Meeting if our records show that you were a record shareholder on February 19, 2010. At the close of business on February 19, 2010, a total of 100,257,296 shares of our common stock were outstanding and entitled to vote. Each share of common stock has one vote.

How to Vote Shares Held Directly

If you hold your shares in your own name as a record shareholder, you may vote by proxy or in person at the meeting. To vote by proxy you may select one of the following options: telephone, Internet or mail.

Vote by Telephone:

You may vote by telephone (if you live in the United States or Canada) using the toll-free number shown on your proxy card. You must have a touch-tone telephone to use this option. Telephone voting is available 24 hours a day, seven days a week. Clear and simple voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote by telephone, please DO NOT return your proxy card.

Vote through the Internet:

You may vote through the Internet. The Web site for Internet voting is shown on your proxy card. Internet voting is available 24 hours a day, seven days a week. When you vote through the Internet, you will be given the opportunity to confirm that your instructions have been properly recorded. If you vote through the Internet, please DO NOT return your proxy card.

Vote by Mail:

If you choose to vote by mail, please mark the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope.

Actions of the Proxy Agents

If you are a record shareholder and you indicate your voting choices, your shares will be voted according to your instructions. If you fail to give voting instructions, the proxy agents will vote your shares FOR each person named in this Proxy Statement as a nominee for election to the Board of Directors and FOR ratification of the selection of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ending December 31, 2010. The proxy agents will vote according to their best judgment on any other matter that properly comes before the Annual Meeting. At present, the Board of Directors does not know of any other such matters.

How to Vote Shares Held in Street Name by a Broker, Bank or Other Nominee

If your shares are held in street name by a broker, bank or other nominee, you may direct your vote by submitting your voting instructions to your broker, bank or other nominee. Please refer to the voting instructions provided by your account manager. Because of recent changes in rules that relate to broker voting, your broker or other nominee is no longer permitted to vote your shares on election of directors unless you provide voting instructions. Therefore, to be sure your shares are voted, please instruct your broker or other nominee as to how you wish it to vote.

Voting at the Annual Meeting

The method by which you vote will not limit your right to vote at the Annual Meeting if you decide to attend in person. However, if you wish to vote at the meeting and your shares are held in street name by a bank, broker or other nominee, you must obtain a proxy executed in your favor from the holder of record prior to the meeting.

If you wish to attend the meeting in person, you may obtain directions to our office at our Web site: www.sonoco.com/sonoco/Home/About+Us/cor_directions.htm. The site of the annual meeting is only a short distance from the Sonoco office and directions from the office to the annual meeting site may be obtained at the reception desk.

How to Revoke Your Proxy

You may revoke your proxy at any time before it is voted. If you hold your shares in your own name as a record shareholder, you may revoke your proxy in any of the following ways:

•	by giving notice of revocation at the Annual Meeting;

•	by delivering to the Secretary of the Company, 1 North Second Street, Hartsville, SC 29550 USA, written instructions revoking your proxy; or

•	by delivering to the Secretary an executed proxy bearing a later date.

Subsequent voting by telephone or via the Internet cancels your previous vote. If you are a shareholder of record, you may also attend the meeting and vote in person, in which case your proxy vote will not be used.

If your shares are held in street name by a broker, bank or other nominee, you may revoke your voting instructions by submitting new voting instructions to the broker or other nominee who holds your shares.

How Votes Will Be Counted

The Annual Meeting will be held if a majority of the outstanding shares of common stock entitled to vote (a “quorum”) is represented at the meeting. If you have submitted valid proxy instructions or are a record shareholder and attend the meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced. “Broker non-votes” also count in determining whether a quorum is present. A “broker non-vote” occurs when a broker, bank or nominee who holds shares in street name for a beneficial owner attends the meeting in person or by proxy but chooses not to vote on a particular proposal, or does not have discretionary voting power for that proposal and has not received voting instructions from the beneficial owner.

Brokers no longer have discretionary authority to vote on director elections. Therefore, if you return a broker voting instruction form but do not indicate how you want your broker to vote on election of directors, a broker non-vote will occur with respect to the election. Brokers do, however, continue to have discretionary authority to vote on ratification of independent auditors, and may do so when you have not provided instructions on that matter.

If a quorum is present at the Annual Meeting, directors will be elected by a plurality of the votes cast by shares present and entitled to vote at the Annual Meeting. “Plurality” means that, if there were more nominees than positions to be filled, the persons who received the largest number of votes would be elected. Because there are the same number of nominees as positions to be filled, we expect all nominees to be elected. Votes that are withheld or that are not voted in the election of directors (including broker non-votes) will have no effect on the outcome of the election. Cumulative voting is not permitted.

Any other matter, including ratification of the selection of PwC as our independent registered public accounting firm, that may be brought before the meeting will be approved if the votes cast in favor of the matter exceed the votes cast against the matter. Votes that are withheld or shares that are not voted will have no effect on the outcome of such matters.

Cost of this Proxy Solicitation

We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, we expect that some of our officers and regular employees will solicit proxies by telephone, fax, email or personal contact. None of these officers or employees will receive any additional or special compensation for doing this.

ELECTION OF DIRECTORS

The Board of Directors has fixed the number of directors of the Company at 12. At our Annual Meeting, four directors will be elected. Messrs. C.C. Fort, J.H. Mullin, III, P.R. Rollier and T.E. Whiddon have been nominated to hold office for the next three years, their terms expiring at the Annual Shareholders’ Meeting in 2013, or when their successors are duly elected and qualify to serve. The proxy agents intend to vote FOR the election of the four persons named above unless you withhold authority to vote for any or all of the nominees. The Board of Directors recommends that you vote FOR each nominee.

Name, Age, Principal Occupation and Directorships in
Public Corporations during the Last Five Years	Director Since
CALEB C. FORT (48). Mr. Fort has been Co-Chairman of The Merit Group, Inc. (distributors of residential and commercial paint-related products and various industrial supplies), Spartanburg, S.C., since 1998. He was a principal of Lancaster Distributing Company from 1990 to 1998. Mr. Fort is a director of Carolina Alliance Bank.	2001

JOHN H. MULLIN, III (68). Mr. Mullin has been Chairman of Ridgeway Farm LLC (privately held timber and farming business), Brookneal, Va., since 1989. He was associated with Dillon, Read & Co. Inc. (investment bank) from 1969 to 1989, last serving as Managing Director. Mr. Mullin is currently a director of Progress Energy, Inc. and Hess Corporation, and was previously a director of Liberty Corporation from 1989 to 2005.	2002

PHILIPPE R. ROLLIER (67). Mr. Rollier retired as President and Chief Executive Officer of Lafarge North America (construction materials group), Herndon, Va., in December, 2006, having served in that position since 2001. He spent his entire career with Lafarge Group progressing through numerous positions before assuming the responsibilities mentioned above. He is currently a director of Moria, S.A., Sperian Protection and Carbone Lorraine, and was previously a director of Monier, S.A. from 2007 to 2008.	2007

Name, Age, Principal Occupation and Directorships in
Public Corporations during the Last Five Years	Director Since
THOMAS E. WHIDDON (57). After his retirement from Lowe’s Companies, Inc. in 2003, Mr. Whiddon has been an Advisory Director of Berkshire Partners, LLC (a Boston-based private equity firm) since October 2005, and in this role has served various Berkshire portfolio companies in an executive capacity on an interim basis. He was Executive Vice President – Logistics and Technology of Lowe’s from 2000 until he retired in 2003 and was Executive Vice President and Chief Financial Officer of Lowe’s from 1996 to 2000. Mr. Whiddon is a director of Carter’s Inc. and Dollar Tree Stores, Inc.	2001

INFORMATION CONCERNING DIRECTORS WHOSE TERMS CONTINUE

Members of the Board of Directors whose terms of office will continue until our Annual Shareholders’ Meeting in 2011 are:

Name, Age, Principal Occupation and Directorships in
Public Corporations during the Last Five Years	Director Since

JAMES L. COKER (69). Mr. Coker is retired. He was President of JLC Enterprises (private investments), Stonington, Conn., from 1979 to 2007. He was Secretary of the Company from 1969 to 1995, and was President of Sonoco Limited, Canada, from 1972 to 1979.	1969

JAMES M. MICALI (62). Mr. Micali has been “Of Counsel” with Ogletree Deakins LLC (law firm) in Greenville, S.C. since 2008, and Senior Advisor to, and partner of, Azalea Fund III of Azalea Capital LLC (private equity firm) in Greenville, S.C. since 2008. He retired as Chairman and President of Michelin North America, Inc., Greenville, S.C., in August 2008. He had held those positions since 1996. Following his retirement, Mr. Micali served as a consultant to Michelin through September, 2009. Mr. Micali is currently a director of SCANA Corporation, Ritchie Bros. Auctioneers, Incorporated and American Tire Distributors Holding, Inc., and was previously a director of Lafarge North America from 2003 to 2007.	2003

Name, Age, Principal Occupation and Directorships in
Public Corporations during the Last Five Years	Director Since

LLOYD W. NEWTON (67). General Newton was Executive Vice President of the Pratt & Whitney Military Engines business unit (developer and manufacturer of engines for military and commercial aircraft), E. Hartford, Conn. (a part of United Technologies Corporation), from 2000 until his retirement in 2006. General Newton retired as a four-star general of the U.S. Air Force in 2000 after a distinguished 34-year military career. At the time of his retirement from the Air Force, General Newton was Commander, Air Education and Training Command – a 13-base, 57,000 personnel assignment. He is currently a director of Goodrich Corporation and Torchmark Corporation.	2008

MARC D. OKEN (63). Mr. Oken has been Managing Partner of Falfurrias Capital Partners (a private equity firm), Charlotte, N.C., since 2006. He held executive officer positions (most recently as Chief Financial Officer) at Bank of America Corporation from 1989 until he retired in January 2006. Prior to joining Bank of America, he was a partner at Price Waterhouse LLP, serving there for 13 years. From 1981 to 1983 Mr. Oken was a Fellow with the Securities and Exchange Commission. He is currently a director of Marsh & McLennan Companies, Inc., and was previously a director of Star Scientific, Inc. from 2005 to 2009.	2006

Members of the Board of Directors whose terms of office will continue until our Annual Shareholders’ Meeting in 2012 are:

Name, Age, Principal Occupation and Directorships in
Public Corporations during the Last Five Years	Director Since

DR. PAMELA L. DAVIES (53). Dr. Davies has been President of Queens University of Charlotte (institution of higher learning), Charlotte, N.C., since 2002. Prior to that she was Dean of the McColl School of Business at Queens University of Charlotte from 2000 to 2002. Dr. Davies was Professor of Management and Dean of the LeBow College of Business at Drexel University from 1997 to 2000. She is currently a director of C&D Technologies, Inc., and Family Dollar Stores, Inc., and was previously a director of Charming Shoppes from 1998 to 2009.	2004

Name, Age, Principal Occupation and Directorships in
Public Corporations during the Last Five Years	Director Since

HARRIS E. DeLOACH, JR. (65). Mr. DeLoach has been our Chairman since 2005 and our President and Chief Executive Officer since 2000. He was our Chief Operating Officer from April 2000 to July 2000, Senior Executive Vice President from 1999 to 2000, Executive Vice President from 1996 to 1999, Group Vice President from 1993 to 1996, Vice President – Film, Plastics and Special Products from February 1993 to October 1993, Vice President – High Density Film Products division from 1990 to 1993, and Vice President – Administration and General Counsel from 1986 to 1990. Mr. DeLoach is currently a director of Goodrich Corporation and Progress Energy, Inc.	1998

EDGAR H. LAWTON, III (49). Mr. Lawton has been President and Treasurer of Hartsville Oil Mill (vegetable oil processor), Darlington, S.C., since 2000, and he has been a director of Hartsville Oil Mill since 1991. Mr. Lawton was Vice President of Hartsville Oil Mill from 1991 to 2000.	2001

JOHN E. LINVILLE (64). Mr. Linville has been an attorney in private practice in New York, N.Y., since 2004. Prior to that he had been Counsel with Manatt, Phelps & Phillips, LLP from January 2003 to 2004. He joined the firm through its merger with his prior firm – Kalkines, Arky, Zall & Bernstein, LLP (“KAZB”). Mr. Linville joined KAZB in 1990 after having been General Counsel and then Acting President of the New York City Health & Hospitals Corporation.	2004

ADDITIONAL INFORMATION ABOUT EXPERIENCE AND QUALIFICATIONS
OF DIRECTORS AND NOMINEES

Our current directors have a wide range of specific employment and other leadership experiences, knowledge and skills that qualify them for service on our Board and its Committees. Many of our directors also serve on the boards of other public companies; that experience makes them familiar with governance, legal, and regulatory issues facing public companies in general, and with alternative approaches to those issues. Most of our directors are also active on the boards of non-profit organizations.

In addition to the background information described in their biographies, their individual qualifications are highlighted below:

Mr. James L. Coker, a former Company executive who held the positions of President of Sonoco Canada and Corporate Secretary and with over forty years’ service on our Board, brings knowledge of our international operations, and understanding of the packaging business, our products and our operations, as well as financial expertise.

Dr. Pamela L. Davies, as President of Queens University of Charlotte and the former Dean of the McColl School of Business, brings financial and strategic planning expertise, broad leadership ability, a global perspective, and a strong business academic viewpoint, as well as relevant experience on other public boards.

Mr. Harris E. DeLoach, Jr., as Chairman, President and Chief Executive Officer, has 24 years of significant leadership experience with our Company and has extensive knowledge and understanding of our business, our people, our customers and our shareholders. As a former practicing attorney and a board member of two other public companies, he also brings in-depth legal and board governance experience.

Mr. Caleb C. Fort, as Co-Chairman of The Merit Group, Inc., has a strong operational background as well as a breadth of general management experience as a successful business owner. He brings financial and banking skills to our Board and is helpful to us in terms of his relationships and knowledge of relevant local and statewide stakeholders.

Mr. Edgar H. Lawton, III, as President of Hartsville Oil Mill, brings knowledge of global commodity markets and customers, as well as financial acumen. His operations knowledge includes expertise in managing environmental issues. He is very helpful to us as a local business owner in the same geographic area as our global headquarters.

Mr. John E. Linville is an attorney and has been a partner in two New York City law firms. He has also served as General Counsel and Acting President of the New York City Health & Hospitals Corporation, the organization that operates New York City’s public hospitals. This experience provided him with legal and financial expertise as well as leadership skills from the perspective of a large organization. As Chair of the Employee and Public Responsibility Committee, his background provides our Board with useful insights on a range of policy issues.

Mr. James M. Micali, currently “Of Counsel” to Ogletree Deakins LLC law firm and formerly Chairman and President of Michelin North America, Inc., has highly relevant leadership and operating experience in a large manufacturing company with global reach. His international perspective, corporate governance experience as a director of three other public companies, and legal expertise are also very valuable to us as a Board member.

Mr. John H. Mullin, III, currently Chairman of Ridgeway Farm LLC (Brookneal, Va.), and former managing director for Dillon, Read & Co., is also the lead director for Progress Energy, Inc. and a board member for Hess Corporation. He brings in-depth knowledge of finance and financial markets, merger and acquisition expertise and broad leadership experience. He also has relevant experience with board governance.

General Lloyd W. Newton, formerly an Executive Vice President with Pratt & Whitney Military Engines (a business unit of United Technologies Corporation) and a retired four-star general in the U.S. Air Force, brings a wealth of leadership and management experience, human resource skills, and knowledge of technology as well as a global perspective. He also serves on the boards of two other public companies.

Mr. Marc D. Oken, currently Managing Partner of Falfurrias Capital Partners and retired Chief Financial Officer of Bank of America Corporation, and a former partner with Price Waterhouse LLP, has in-depth financial experience, banking perspective, and mergers and acquisition background, as well as senior leadership experience. Because of his accounting and banking background, Mr. Oken has been named Chair of the Audit Committee, as well as Audit Committee Financial Expert. Mr. Oken also serves as Chair of the Audit Committee for the Marsh & McLennan Companies, Inc.

Mr. Philippe R. Rollier, as retired President and Chief Executive Officer of Lafarge North America, a global building products company, brings knowledge of global markets, experience as a public company chief executive officer, broad leadership capability, and strong operational background and expertise. His perceptions on international business issues are particularly valuable to our Board. Mr. Rollier also serves on the boards of three other public companies with involvement on both audit and governance committees.

Mr. Thomas E. Whiddon, as Advisory Director of Berkshire Partners, LLC, and as retired Executive Vice President — Logistics and Technology and Chief Financial Officer with Lowe’s Companies, brings general management, information technology and logistics expertise, and strong financial acumen, as well as experience with retail end markets. Mr. Whiddon also serves on two additional public boards that provide him with corporate governance expertise and background.

CORPORATE GOVERNANCE

Director Independence Policies

Our listing agreement with the New York Stock Exchange requires that at least a majority of the members of our Board of Directors be independent. Under the Exchange’s standards, “independent” means that a director has been determined by the Board to have no material relationship with us (either directly, or indirectly through an immediate family member or as a partner, shareholder or officer of an organization that has a relationship with us). To assist us in making these determinations we have adopted the following guidelines, which are also the guidelines set forth in the New York Stock Exchange Listing Standards. These guidelines are set forth in our Corporate Governance Guidelines, which are available on our Web site at www.sonoco.com.

A director will not be considered independent if:

•	The director is, or in the past three years has been, our employee, or has an immediate family member who is, or in the past three years has been, one of our executive officers;

•	The director has received, or has an immediate family member (other than an immediate family member who is a non-executive employee) who has received, during any twelve-month period within the past three years, more than $120,000 in direct compensation from us (other than director fees and pension or other forms of deferred compensation for prior service that is not contingent in any way on continued service);

•	The director or an immediate family member is a current partner of a firm that is our internal or external auditor or the director is a current employee of such a firm;

•	The director has an immediate family member who is a current employee of a firm that is our internal or external auditor and who personally works on Sonoco’s audit;

•	The director or an immediate family member was within the last three years a partner or employee of our internal or external audit firm and personally worked on our audit within that time;

•	The director or an immediate family member is, or in the past three years has been, an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee; or

•	The director is a current employee of, or has an immediate family member who is a current executive officer of, another company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

The following relationships will not be considered to be material relationships that would impair a director’s independence:

•	Being a current employee of, or having an immediate family member who is a current executive officer of, another company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, is less than the greater of $1 million or 2% of such other company’s consolidated gross revenues.

Based on these criteria, our Board of Directors has determined that the following directors, who constitute a majority of the Board, are independent:

J.L. Coker, P.L. Davies, C.C. Fort, E.H. Lawton, III, J.E. Linville, J.M. Micali, J.H. Mullin, III, L.W. Newton, M.D. Oken, P.R. Rollier and T.E. Whiddon.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

We have adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics for our directors, officers and employees. Copies of these Governance Guidelines and the Code of Business Conduct are available through our Web site at www.sonoco.com. Printed versions are available to our shareholders on request to the Corporate Secretary, Sonoco Products Company, 1 North Second Street, Hartsville, SC 29550 USA or through email to CorporateSecretary@sonoco.com.

Leadership Structure

The Board has a case-by-case philosophy on the separation of the offices of Chairman and Chief Executive Officer. The Board believes that this issue is part of the succession planning process and recognizes that there are various circumstances that weigh in favor of or against both combination and separation of these offices. In fact, within the last decade we have employed both structures — combined offices and separate offices. The Board believes it is in the best interests of Sonoco for the Board to make such a determination in light of current circumstances when it considers the selection of a new Chief Executive Officer or at such other time as is appropriate.

Harris E. DeLoach, Jr., who has nearly twenty-five years of operations, management, administrative, and legal experience with our company, has served as our Chief Executive Officer since 2000 and Chairman of the Board since 2005. Upon retirement of the former Chairman of the Board in 2005, the Board determined that, in light of his extensive knowledge of, and experience with, all aspects of our Company’s business, people, customers and shareholders, it made sense to combine the Chairman and Chief Executive Officer roles under Mr. DeLoach. His successful five-year experience as Chief Executive Officer, coupled with his extensive experience in the Company and on our Board, made combining the roles the best leadership structure for us.

During 2009, the Board consisted of eleven independent directors (as defined by New York Stock Exchange standards) in addition to Mr. DeLoach. Although we do not have a lead independent director, to promote open discussion among our independent/non-management directors, those directors meet at regularly scheduled executive sessions without management present. Either the Chair of the Corporate Governance and Nominating Committee or of the Executive Compensation Committee serves as presiding director at the meetings; there is no formal procedure to determine which of the two shall preside at a given meeting. Four such meetings were held during 2009.

Shareholders and other interested parties may communicate with the non-management (or independent) directors by writing to Non-Management (or Independent) Directors, c/o Corporate Secretary, Sonoco Products Company, 1 North Second Street, Hartsville, SC 29550 USA or by email to CorporateSecretary@sonoco.com.

Director Nomination Process

Our Corporate Governance and Nominating Committee recommends to our Board of Directors nominees to fill vacancies on the Board of Directors as they occur, and recommends candidates for election as directors at Annual Meetings of Shareholders. Such candidates are routinely identified through personal and business relationships and contacts of the directors and executive officers.

In recommending candidates, the Corporate Governance and Nominating Committee evaluates such factors as leadership experience, experience with business and with other organizations of comparable size and scope, knowledge or skills that would be valuable to us such as financial acumen, understanding of relevant technologies, knowledge of our markets or our customers, interpersonal skills, decision-making skills and the ability to devote the necessary time to board service. In addition, candidates for director should possess the highest personal and professional ethics, and they should be committed to the long-term interests of the shareholders.

The Committee strives to have a diverse board in terms of types of experience, background, age, skills, gender, race and nationality, although it does not have a specific policy or guideline related to board diversity. Candidates are considered for nomination based on their individual qualifications as well as in consideration of how their capabilities complement other current Board members’ experience and business background. The

Board believes a diverse board has greater depth and capability than the sum of its individual directors’ qualifications.

The Corporate Governance and Nominating Committee will consider director candidates recommended by shareholders, if the shareholders comply with the following requirements. If you wish to recommend a director candidate to the Corporate Governance and Nominating Committee for consideration as a Board of Directors’ nominee, you must submit in writing to the Corporate Governance and Nominating Committee your recommended candidate’s name, a brief resume setting forth the recommended candidate’s business and educational background and qualifications for service, and a notarized consent signed by the recommended candidate stating the recommended candidate’s willingness to be nominated and to serve. This information must be delivered to the Chair of the Corporate Governance and Nominating Committee at the Company’s address and must be received no later than January 5 in any year to be considered by the Committee as a potential Board of Directors’ nominee. The Corporate Governance and Nominating Committee may request further information if it determines a potential candidate may be an appropriate nominee. Director candidates recommended by shareholders that comply with these requirements will receive the same consideration that the Committee’s other candidates receive.

Director candidates recommended by shareholders will not be considered by the Corporate Governance and Nominating Committee for election at an annual meeting unless the shareholder recommendations are received no later than January 5 of the year of the meeting. In addition to making such recommendations, shareholders have the right to nominate candidates for election as directors at an annual meeting if they make a written nomination at least 60 days prior to the meeting. Any such nomination should be submitted to our Corporate Secretary at 1 North Second Street, Hartsville, SC 29550 USA. No such nominations have been made for this Annual Meeting.

Communications with the Board of Directors

Any shareholder or other interested party who wishes to send communications to any member of the Board of Directors should mail such communications addressed to the intended recipient by name or position in care of: Corporate Secretary, Sonoco Products Company, 1 North Second Street, Hartsville, SC 29550 USA or by email to CorporateSecretary@sonoco.com. Upon receipt of any such communications, the Corporate Secretary will determine the identity of the intended recipient and whether the communication is an appropriate shareholder communication. The Corporate Secretary will send all appropriate shareholder communications to the intended recipient. An “appropriate shareholder communication” is a communication from a person claiming to be a shareholder in the communication the subject of which relates solely to the sender’s interest as a shareholder and not to any other personal or business interest.

In the case of communications addressed to the Board of Directors, the Corporate Secretary will send appropriate shareholder communications to the Chair of the Corporate Governance and Nominating Committee. In the case of communications addressed to the independent or non-management directors, the Corporate Secretary will send appropriate shareholder communications to the Chair of the Corporate Governance and Nominating Committee. In the case of communications addressed to committees of the Board, the Corporate Secretary will send appropriate shareholder communications to the Chair of such committee.

The Corporate Secretary is required to maintain a record of all communications received that were addressed to one or more directors, including those determined not to be appropriate shareholder communications. Such record will include the name of the addressee, the disposition by the Corporate Secretary and, in the case of communications determined not to be appropriate, a brief description of the nature of the communication. The Corporate Secretary is required to provide a copy of any additions to the record to the Chair of the Corporate Governance and Nominating Committee quarterly.

Board Meetings and Committees of the Board

During 2009, our Board of Directors held four regularly scheduled meetings to review significant developments affecting us and to act on matters requiring the Board of Directors’ approval. During 2009, all directors attended 75% or more of the aggregate number of meetings of the Board of Directors and committees of which they were members.

We encourage, but do not require, our directors to attend the Annual Meeting of Shareholders. In 2009, all twelve directors attended the Annual Meeting.

To assist it in performing its duties, the Board of Directors has established the six committees discussed below. All committees operate pursuant to written charters. The charters are available to shareholders through the Investor Relations page of our Web site at www.sonoco.com. These charters are also available in print to any shareholder upon request to the Corporate Secretary, Sonoco Products Company, 1 North Second Street, Hartsville, SC 29550 USA or through email to CorporateSecretary@sonoco.com. The Board of Directors has determined that each member of the Audit, Corporate Governance and Nominating, and Executive Compensation committees is independent, as defined in the New York Stock Exchange’s listing standards.

			Number of
Committee			2009
Name	Purpose	Members	Meetings

Audit Committee (established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934)	• At least annually, appoint or replace the independent registered public accounting firm and oversee the work of such independent registered public accounting firm which shall report directly to the committee;	M.D. Oken – Chair C.C. Fort E.H. Lawton III* J.E. Linville J.M. Micali L.W. Newton** P.R. Rollier	8
	• Pre-approve all auditing services and permitted non-audit services to be performed by the independent registered public accounting firm;	* As of April 1, 2009 ** Until April 1, 2009

	• Evaluate the qualifications, independence and performance of the independent registered public accounting firm;

	• Review and concur in the appointment, reassignment or

			Number of
Committee			2009
Name	Purpose	Members	Meetings

	dismissal of the director of internal audit, and review the internal audit department annual budget, staffing and audit plan;

	• Review compliance with major accounting and financial policies of the Company;

	• Review management’s assessment of the adequacy of internal controls;

	• Review significant findings of the independent registered public accounting firm and the internal audit department together with management’s responses;

•    Review with the independent registered public accounting firm any problems or difficulties together with management’s responses; consider any reports or communications to the Committee from the independent registered public accounting firm;

	• Review the results of the annual external audit with the independent registered public accounting firm;

•    Discuss the annual and quarterly financial statements and all disclosures thereto with the independent registered public accounting firm, management and the director of internal audit, including major issues regarding accounting principles, analyses of alternative GAAP treatments, the effect of regulatory and accounting initiatives, and the type and presentation of information to be included in earnings press releases;

			Number of
Committee			2009
Name	Purpose	Members	Meetings

	• Discuss CEO and CFO certifications regarding filings with the Securities and Exchange Commission;

	• Discuss guidelines and policies by which management assesses and manages the Company’s exposure to risk; and evaluate the steps management has taken to monitor and control such exposures;

	• Recommend to the Board of Directors whether to accept the audited financial statements;

•    Establish procedures for (i) receipt and treatment of complaints about accounting, internal controls or auditing matters; and (ii) the confidential, anonymous submission by employees of concerns regarding questionable accounting matters; and

	• Review monitoring of compliance with the Company’s Code of Business Conduct.

			Number of
Committee			2009
Name	Purpose	Members	Meetings

Executive Compensation Committee	• Establish the Company’s general compensation philosophy and oversee the development and implementation of compensation programs;	J.H. Mullin, III – Chair P.L. Davies C.C. Fort J.M. Micali M.D. Oken	4

•    Review and approve corporate goals and objectives relevant to the compensation of the CEO, evaluate the performance of the CEO in light of those goals and establish the CEO’s compensation based on this evaluation and other factors;

			Number of
Committee			2009
Name	Purpose	Members	Meetings

	• Review and approve the executive officer compensation programs;
	• Evaluate and administer the Company’s incentive plans;
	• Working with management, oversee regulatory compliance on compensation matters; and
	• Review management development and succession plans.

The Executive Compensation Committee oversees administration of our executive officer compensation programs and sets compensation for the CEO, CFO and other executive officers. Its specific functions are described above.

Executive Compensation Committee Processes and Procedures

The Executive Compensation Committee does not delegate its decision-making authority relating to executive compensation. Except for the CEO, the role of executive officers in determining executive compensation is primarily advisory in nature, especially with regard to the structure and composition of the compensation program. Each executive officer may make recommendations with regard to the size of awards for persons who report directly to him or her, but the CEO makes the final decision as to recommendations submitted to the Committee for their consideration. The CEO attends Committee meetings, but is not present when his own compensation is discussed. The Committee has sole responsibility for determining the compensation for the CEO and for approving all other executive compensation.

The Committee has sole authority to hire and dismiss a compensation consultant to act as its advisor. Information about the Committee’s compensation consultant, its role in advising the Committee, and its relationship with management and executive officers is set forth under the captions “Management Compensation — Compensation Discussion and Analysis — Relationship with Executive Compensation Consultant” and — “Role of Executive Officers in Determining Executive Compensation” on Page 39.

			Number of
Committee			2009
Name	Purpose	Members	Meetings

Corporate Governance And Nominating Committee	• Recommend to the Board of Directors amendments to the bylaws; • Develop and recommend to the Board of Directors a set of corporate governance guidelines addressing the structure, mission, practices and policies of the Board of Directors and the composition, structure and mission of Board	J.M. Micali – Chair C.C. Fort J.H. Mullin, III M.D. Oken T.E. Whiddon	5

			Number of
Committee			2009
Name	Purpose	Members	Meetings

	committees, and review those guidelines at least annually;

	• Identify individuals believed to be qualified to become Board members and recommend them as needed for election by the Board of Directors or the shareholders to fill vacancies;

	• Review with the Board of Directors, on an annual basis, the skills and characteristics of the then- current Board members;

	• Recommend to the Board of Directors the directors to serve on each of the Board’s committees;

	• Ensure that processes are in place for annual CEO performance and compensation appraisal and for reviews of succession planning and management development;

	• Recommend to the Board of Directors a corporate philosophy and strategy governing director compensation and benefits;

	• Evaluate all material related party transactions between the Company and its executive officers and directors in accordance with the Company’s Related Party Transaction Approval Policy; and

	• Oversee the evaluation of the Board of Directors and of management.

			Number of
Committee			2009
Name	Purpose	Members	Meetings

Employee and Public Responsibility Committee	• Oversee the Company’s commitment to employee health and safety;	J.E. Linville – Chair J.L. Coker P.L. Davies	2
	• Provide oversight on diversity strategy, goals and progress;	E.H. Lawton, III L.W. Newton P.R. Rollier

	• Review charitable giving policies and practices;

			Number of
Committee			2009
Name	Purpose	Members	Meetings

	• Review employee morale through survey results or other means;

	• Oversee the Company’s stance, response and programs related to the environment and to other emerging issues;

	• Monitor major litigation and disputes and provide guidance in responding to such issues;

	• Review actions taken by management relating to current or emerging public policy issues or significant political and social changes that may affect the Company; and

	• Oversee the Company’s commitment to ethical business practices.

			Number of
Committee			2009
Name	Purpose	Members	Meetings

Financial Policy Committee	• Review the Company’s annual operating and long- range plans for purposes of evaluating changes to the Company’s capital structure and projected sources and uses of cash;	T.E. Whiddon – Chair J.L. Coker P.L. Davies E.H. Lawton, III* J.H. Mullin, III L.W. Newton**	4

	• Review as needed any significant financings by the Company;	* Until April 1, 2009 ** As of April 1, 2009

	• Review the Company’s financial risk management policies, practices and exposures;

	• Evaluate the Company’s dividend policy;

	• Review the funding and investment management of the Company’s defined benefit and postretirement benefit plans; and

	• Review the Company’s key financial leverage ratios and ratings implications.

Executive Committee	• Empowered to exercise all of the authority of the Board of Directors between regularly scheduled meetings, except as limited by South Carolina law.	H.E. DeLoach, Jr. J.M. Micali J.H. Mullin, III	0

The Board’s Role in the Risk Management Process

The Company oversees management of enterprise risk through its Risk Management Committee (RMC). The RMC is administrated by the Company’s Treasurer and its membership includes, among others, the most senior members of operating management and the Chief Financial Officer. The RMC holds three regularly scheduled meetings each year and may hold additional special meetings as needed. No such special meetings were held during 2009.

During 2006 the RMC developed a risk management framework to guide its activities and responsibilities. As part of that process, it identified the most significant risks faced by the Company, as well as where in the operating organization those risks are routinely monitored and managed. The RMC further identified certain specific risk areas that are sufficiently material or broad in nature to merit its direct ongoing oversight. Those risk areas are reviewed by the RMC on a rotational basis at its regularly scheduled meetings. Additionally, the RMC reviews other risk areas as needed, or to ensure that organizational risk management is functioning as identified in the framework.

While management, through the RMC, is responsible for managing enterprise risk, the Board provides oversight through its committees. Specifically, the Financial Policy Committee oversees financial risk management, and the Audit Committee oversees general risk management. Both committees receive regular updates regarding the RMC’s activities and findings. Although it does not have direct oversight of the RMC, the Board’s Employee and Public Responsibility Committee provides an additional resource to identify emerging risks through its work in the areas of safety, business conduct, litigation and environmental stewardship.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Members of the Executive Compensation Committee during the year ended December 31, 2009 were P.L. Davies, C.C. Fort, J.M. Micali, J.H. Mullin, III and M.D. Oken.

RELATED PARTY TRANSACTIONS

The brother of our director, P.R. Rollier, is the Managing General Partner of Michelin Group. Sonoco sold $542,000 in products and services to Michelin North America during 2009. All transactions were handled on a competitive basis. Our management believes the prices and terms of the transactions reported above were comparable to those we could have obtained from other sources. We anticipate engaging in similar business transactions in 2010. The Board of Directors considered these relationships when making its determinations of independence.

George S. Hartley, our Assistant Treasurer, is married to Cynthia A. Hartley who is a Senior Vice President. Mr. Hartley had 2009 earnings of $143,000, and he received the usual employee benefits available to all employees at his level.

Related Party Transaction Approval Policy

The Board has adopted a written policy that any transaction or series of transactions in which Sonoco is a participant, for which the amount involved exceeds $120,000, and in which any related person will have a direct or indirect material interest must be approved by the Corporate Governance and Nominating Committee. The Board recognizes that such transactions may or may not be in the best interest of Sonoco and, as a result, empowers the Corporate Governance and Nominating Committee to evaluate all such related party transactions or series of transactions. The Committee is to approve only those transactions that it determines provide net economic value to us or where it is demonstrated to the satisfaction of the Committee that price, quality, service and other terms have been negotiated on an arms-length basis and are comparable to those available from unrelated third parties.

Our officers are required to notify the Committee of the proposed and ongoing related party transactions prior to each meeting of the Committee and provide the Committee with all relevant information necessary for the Committee’s consideration, including any information requested by the Committee.

For purposes of this policy, a “related party” is (1) any executive officer or director, (2) any nominee for director, (3) a beneficial owner of more than 5% of our voting securities, or (4) any immediate family member of an officer, director, nominee for director or greater than 5% beneficial owner. An “immediate family member” means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, or any person (other than a tenant or employee) sharing the household of an executive officer, director, nominee or greater than 5% beneficial owner.

We also require that each executive officer, director and director nominee complete an annual questionnaire and report all transactions with us in which such persons (or their immediate family members) had or will have a direct or indirect material interest (except for salaries, directors’ fees and dividends on our stock). Management reviews responses to the questionnaires and, if any such transactions are disclosed, they are reviewed by the Corporate Governance and Nominating Committee as to directors and director nominees, or by the Audit Committee as to executive officers. Directors’ responses to the questionnaires are also reviewed annually by the Corporate Governance and Nominating Committee for the purpose of assessing independence under our Corporate Governance Guidelines and the New York Stock Exchange Listing Standards.

The types of transactions that have been reviewed in the past include the purchase and sale of goods and services from companies for which our directors serve as executive officers or directors, the purchase of financial services and access to lines of credit from banks for which our directors serve as executive officers or directors, and the employment of family members of executive officers or directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following tables show information as of December 31, 2009, about persons known to us to be the beneficial owners of more than 5% of our common shares. This information was obtained from Schedule 13G’s filed with the Securities and Exchange Commission by the entities named below, and we have not independently verified it.

		Amount and
		Nature of
		Beneficial	Percent
Title of Class	Name and Address of Beneficial Owner	Ownership	of Class

No Par Value Common	BlackRock Inc.(1)	7,358,989	7.36%
	40 East 52nd Street New York, NY 10022

	State Street Corporation(2)	5,183,288	5.18%
	1 Lincoln Street Boston, MA 02111

(1)	BlackRock Inc. is a parent holding company that has subsidiaries which act as investment advisors to manage discretionary investment accounts on behalf of their clients. The subsidiaries have sole dispositive and sole voting power with respect to all of the shares reported.

(2)	State Street Corporation is a parent holding company that has subsidiaries which act as investment advisors to manage discretionary investment accounts on behalf of their clients. The subsidiaries have sole dispositive and sole voting power with respect to all of the shares reported.

SECURITY OWNERSHIP OF MANAGEMENT

The following table shows the number of shares of our common stock beneficially owned as of February 15, 2010, directly or indirectly, by each director and by each executive officer named in the Summary Compensation Table.

	Amount and			Vested		Performance-
	Nature of		Percent	Restricted	Deferred	Contingent
	Beneficial		Of	Stock	Compensation	Restricted
Name of Beneficial Owner	Ownership(1)		Class(2)	Units(3)	Units(4)	Stock Units(5)

J.L. Coker	122,900	(6)	–	–	9,045	–
Director
P.L. Davies	7,000		–	–	9,045	–
Director
C.C. Fort	328,746	(7)	–	–	9,045	–
Director
E.H. Lawton, III	375,847	(8)	–	–	9,045	–
Director
J.E. Linville	753,213		–	–	9,045	–
Director
J.M. Micali	15,703		–	–	12,701	–
Director
J.H. Mullin, III	30,000		–	–	12,705	–
Director
L.W. Newton	–		–	–	3,339	–
Director
M.D. Oken	5,350		–	–	8,987	–
Director
P.R. Rollier	4,000		–	–	5,594	–
Director
T.E. Whiddon	25,000		–	–	9,045	–
Director
H.E. DeLoach, Jr.	1,329,323	(9)	1.3%	217,684	1,141	222,785
Chairman, President, Chief Executive Officer and Director
C.J. Hupfer	265,095		–	8,662	–	59,033
Senior Vice President and Chief Financial Officer
C.L. Sullivan, Jr.	324,449		–	13,697	5,012	42,615
Executive Vice President
M.J. Sanders	159,431		–	8,974	–	21,877
Executive Vice President

	Amount and		Vested		Performance-
	Nature of	Percent	Restricted	Deferred	Contingent
	Beneficial	Of	Stock	Compensation	Restricted
Name of Beneficial Owner	Ownership(1)	Class(2)	Units(3)	Units(4)	Stock Units(5)

R.C. Tiede	33,451	–	–	–	–
Vice President
All Executive Officers and Directors as a group (31 persons)	4,959,487	4.9%	322,077	133,902	481,707

(1)	The directors and named executive officers have sole voting and dispositive power over the shares unless otherwise indicated in the footnotes. The number includes shares subject to currently exercisable options and options exercisable within 60 days granted under the 1991 Key Employee Stock Plan (the “1991 Plan”) and the Directors’ Plan for the following directors and named executive officers: J.L. Coker – 13,000; P.L. Davies – 7,000; C.C. Fort – 18,500; E.H. Lawton, III – 27,397; J.E. Linville – 6,000; J.M. Micali – 11,000; J.H. Mullin, III – 15,000; T.E. Whiddon – 20,000; H.E. DeLoach, Jr. – 1,044,000; C.J. Hupfer – 261,000; C.L. Sullivan, Jr. – 310,000; M.J. Sanders – 150,500; R.C. Tiede – 29,500; and for all executive officers and directors as a group – 2,815,478.

Also included are shares held in our Dividend Reinvestment Plan (3,447) and shares held in our Savings Plan (32,514).

Shareholdings in this column do not include restricted stock units granted under the 1991 Key Employee Stock Plan (issuance of which has been deferred until retirement), compensation which has been deferred into Sonoco stock equivalent units, performance contingent restricted stock units granted under the 1991 Key Employee Stock Plan or restoration units credited under the Omnibus Benefit Restoration Plan. Please see the columns to the right and footnotes 3, 4 and 5 below.

(2)	Percentages not shown are less than 1%.

(3)	Issuance of these shares has been deferred until retirement; accordingly, no present dispositive or voting rights are associated with them.

(4)	Compensation deferred into Sonoco stock equivalent units. No dispositive or voting rights are associated with these units. Prior to 2009, Sonoco stock restoration units in the Omnibus Benefit Restoration Plan were credited to employees who had reached the Internal Revenue Code limits under the Sonoco Savings Plan to restore the Company match that would otherwise be lost because of these limits. Effective January 1, 2009, the Restoration Plan was amended to convert existing restoration units to investments unrelated to Sonoco stock.

(5)	Performance-contingent restricted stock unit payouts which vested under the Long-term Incentive Plan for the performance periods ended December 31, 2005, December 31, 2006, December 31, 2007, December 31, 2008 and December 31, 2009. Issuance of these shares has been deferred until retirement and no present dispositive or voting rights are associated with them.

(6)	Includes 80,000 shares pledged as security.

(7)	Includes 156,086 shares pledged as security.

(8)	Includes 283,145 shares owned by an educational trust of which Mr. Lawton is a trustee. Mr. Lawton shares voting and investment power over these shares with six other trustees, but he has no pecuniary interest in this trust and disclaims beneficial ownership of these shares.

(9)	Includes 12,365 shares of common stock owned by Mrs. DeLoach, as to which Mr. DeLoach disclaims beneficial ownership. Also includes 223,338 shares owned by trusts of which Mr. DeLoach is trustee. Mr. DeLoach shares voting and investment power over these trusts with other trustees, but he has no pecuniary interest in these trusts and disclaims beneficial ownership of these shares.

On April 15, 2003, the Board of Directors adopted a resolution establishing stock ownership guidelines for outside directors. The guidelines establish a target level of ownership of our common stock based on years of service as a director from the date the guidelines were established. The guidelines are as follows: 3,000 shares, 5,000 shares and 8,000 shares after two, four and six years of service, respectively. Compensation deferred into Sonoco stock equivalent units are included in determining whether these guidelines have been met. All of our directors have met these guidelines.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our directors and executive officers are required to file reports with the Securities and Exchange Commission and the New York Stock Exchange showing the number of shares of any class of our equity securities they owned when they became a director or executive officer, and, after that, any changes in their ownership of our securities. These reports are required by Section 16(a) of the Securities Exchange Act of 1934.

As is the practice with many companies, we file the required reports for our directors and executive officers based on the records we have and information furnished to us by our directors and executive officers. Based on such information, in 2009 we made all of the required filings on a timely basis except as follows: Mrs. Arthur (2 reports and 2 transactions); Mr. Colyer (1 report and 1 transaction); Mr. Fuller (1 report and 1 transaction); Mr. Lawton (1 report and 1 transaction); Mr. Saunders (1 report and 1 transaction); and Mr. Smith (1 report and 1 transaction). Of the delayed filings, three related to a single grant of restricted stock units, one to vesting of restricted stock units, one to a phantom stock transaction, one to receipt of common stock from a trust distribution, and one to the sale of a small quantity of common stock. The filing delays were all corrected as soon as discovered.

MANAGEMENT COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The first part of this discussion provides an overview of the compensation program for our executive officers, the material principles underlying our compensation policies and decisions and a description of each compensation element, how these elements fit together and how they further our goals.

The second part of the discussion describes and explains the specific actions taken with regard to compensation for executive officers in 2009. This discussion and analysis and the tables that follow focus on all aspects of compensation for our Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and the three other most highly compensated executive officers. These five individuals are referred to as the Named Executive Officers (“NEOs”).

OVERVIEW, PRINCIPLES AND COMPENSATION ELEMENTS

The Role of the Executive Compensation Committee

The Executive Compensation Committee oversees administration of our executive officer compensation programs and sets compensation for the CEO, CFO and other executive officers. Information about the purposes of the Committee and its processes and procedures for consideration and determination of executive officer compensation is outlined under the caption “Board Meetings and Committees of the Board — Executive Compensation Committee” on page 20 of this Proxy Statement. The Executive Compensation Committee does not delegate its decision-making authority relating to executive compensation.

Overall Compensation Objectives

The primary objectives of our executive compensation program are as follows:

1.	To attract and retain high quality management talent;

2.	To encourage the achievement of key financial and strategic goals by forging a strong linkage between Company performance and compensation;

3.	To enhance a commonality of interest between management and shareholders; and

4.	To enhance the financial efficiency of the program to us and our shareholders with regard to the accounting treatment, deductibility and taxation of compensation, taking into consideration the regulations of the Securities and Exchange Commission (“SEC”) and the Internal Revenue Service (“IRS”) and guidance of the Financial Accounting Standards Board (“FASB”).

Each aspect of the overall program is designed to support these objectives to various degrees with the overarching goal of maximizing shareholder value.

As discussed below, the executive compensation program has three components:

1.	Direct compensation elements, consisting of:

• Base salary

• Annual cash incentive awards

• Long-term incentive awards

2.	Executive benefit elements, consisting of:

• Executive life insurance

• Supplemental executive retirement benefit; and

3.	Very limited perquisites.

In constructing the direct compensation package for the NEOs and the other executive officers, the Committee has utilized multiple Company performance measures and balanced the short and long-term perspective in terms of the amount of compensation that can be earned under the variable pay programs. In addition, it has sought to establish plan goals that have sufficient stretch, but are capped relative to the amount of compensation that can be earned, and it has kept the amount of compensation allocated to each plan reasonable and not disproportionately large in comparison with other components of compensation. Business unit plans are aligned and adhere to the same principles as plans based on overall company performance measures. The Company does not provide executive officers with personal employment contracts, guaranteed severance packages or guaranteed incentives.

Direct Compensation Elements

The direct compensation elements of the executive compensation program consist of base salary, annual cash incentive compensation, and long-term incentive compensation comprised of stock-settled stock appreciation rights (“SSARs”) and performance contingent restricted stock units (“PCSUs”). With the exception of base salary, all elements of direct compensation are variable and are contingent on achieving performance targets based on one or more of the following key Company performance indicators: base earnings per share, revenue, return on net assets employed, and working capital management.

The weighting of each element of direct compensation is based on the following principles:

1.	The majority of direct compensation should be variable in order to align direct compensation paid with overall Company results.

2.	For the CEO, equity compensation should be weighted more than total cash compensation to provide stronger alignment with shareholder interests.

3.	Long-term incentives should be weighted more than short-term incentives to reflect the importance of making strategic decisions that focus on long-term results.

The charts below show the use of these three principles in the weightings the Committee has assigned to the direct compensation components at target, based on an average for years 2007, 2008 and 2009. For annual cash incentives, “target” is equal to budget performance. For long-term incentives, “target” is equal to the grant date value of the shares. Stock-settled stock appreciation rights vest in one year. Performance contingent restricted stock units will vest over five years, with accelerated vesting over three years if stipulated performance results are achieved as explained in more detail on pages 33 and 34.

Total Direct Compensation at Target

All Officers Except NEOs	All NEOs Except CEO	CEO

Cash Versus Equity at Target

All Officers Except NEOs	All NEOs Except CEO	CEO

Long-Term Versus Short-Term Incentive at Target

All Officers Except NEOs	All NEOs Except CEO	CEO

Determining Competitive Benchmarks — Total Direct Compensation

Our salary ranges and incentive compensation for all salaried positions, including the CEO, CFO and other executive officers, are based on the combination of (1) a structured job evaluation system to provide for internal pay equity, and (2) a market pricing system that matches individual jobs to independent salary surveys to provide for external competitiveness.

In order to determine competitive compensation levels, we annually participate in three national surveys conducted by the independent consulting firms of the Hay Group (over 600 participants), Hewitt Associates (over 380 participants) and Towers Perrin (over 780 participants). Collectively these surveys have over 1,000 participating companies, although, like us, some companies participate in more than one survey. These surveys cover a large number of similar corporate officer positions across United States industry. In most cases, we match our corporate officer positions to survey data from companies with sales in the $1 billion to $5 billion range. Likewise, we match division officer positions to similar positions in the survey data for comparable division revenue ranges. From these surveys, we develop executive compensation levels for base salaries, total cash compensation (base salary plus annual target incentive compensation), and total direct compensation (total cash compensation plus long-term incentives). In addition to these broad surveys, periodically the Committee’s consultant prepares customized compensation studies with respect to our NEOs in comparison to the NEOs of the fourteen peer packaging companies which have median sales, assets and market capitalization similar to those of Sonoco.

The fourteen peer packaging companies, with revenues between 50% and 200% of Sonoco’s revenue are:

Aptar Group Incorporated	Packaging Corporation of America
Avery Dennison Corporation	Pactiv Corporation
Ball Corporation	Rock-Tenn Company
Bemis Company Incorporated	Sealed Air Corporation
Crown Holdings Incorporated	Silgan Holdings
Mead Westvaco Corporation	Smurfit-Stone Container
Owens-Illinois Incorporated	Temple-Inland Incorporated

The Committee uses information from the broader industry data to set specific compensation levels, but cross checks these levels against the more specific peer company data. In most cases the data from both sources are very comparable.

The Committee sets the market rate or competitive benchmark for base salary for each position at the median (50th percentile) of the survey data. This means that on average half of the surveyed companies are likely to pay a higher base salary than we pay for a similar executive position and half will pay less. The Committee believes that targeting base pay at the median of the market is appropriate because base pay is fixed and does not vary each year based on company performance.

The Committee then sets and maintains individual base salaries at no less than 80% or more than 120% of the market median based on the overall level of each officer’s management expertise, experience, time in position and performance.

For annual cash incentives and total direct compensation (total cash compensation plus long-term incentives), the Committee sets competitive benchmarks between the median and the 75th percentile of the survey data. The Committee believes that if the executives meet challenging goals, they should have the opportunity to earn compensation above the market median. Likewise, if the executives do not fully meet goals, they should ordinarily earn compensation below the market median. For both annual incentives and the PCSU portion of long-term equity incentives, the Committee also sets minimum levels of performance for each plan element. If these minimums are not achieved with respect to annual incentives, then no compensation is earned for that element for the performance period. Similarly, the actual value of SSARs varies depending on the increase or decrease in the price of Sonoco stock. If the stock price does not increase above the grant price during the term of the award, the executive realizes no value.

The Committee believes that having the majority of each executive’s total compensation be based on variable levels of payout provides an appropriate incentive to achieve both short-term and long-term financial goals.

For annual cash incentives, we have established maximum annual incentive compensation levels as a percent of base salary for each executive officer position. Normally, officers will earn 50% of this maximum (which 50% approximates the competitive benchmark described above) at budget for each element in the plan, though the Committee can make adjustments to pay 50% of maximum above or below budget depending on the expected degree of difficulty in achieving budget in any one year. The Committee has limited discretion to adjust payouts up to an amount equal to 20% of the maximum incentive of all executive officers. In most years no discretionary payments to any officer have been awarded.

Our 2009 long-term incentive awards consisted of SSARs and PCSUs, which were awarded pursuant to our 2008 Long-term Incentive Plan. To determine the target number of award shares in either case for each officer, the Committee uses the total direct compensation competitive benchmark (comprised of base salary, annual cash incentives and long-term equity incentives) for each officer position. The base salary competitive benchmark midpoint or actual base salary (whichever is greater) and the target (50% of the maximum incentive) for annual incentive compensation are subtracted from the total direct compensation competitive benchmark to arrive at the competitive benchmark dollars available for the long-term component of the compensation plan. These dollars are then converted to SSARs and PCSUs and each officer receives a mix of 75% PCSUs and 25% SSARs.

Providing this mix of 75% PCSUs and 25% SSARs is in line with the Committee’s philosophy of strongly encouraging long-term stock ownership among the officer group, while still providing some opportunity for the greater leverage inherent in SSARs which are similar to stock options.

The Committee may further adjust the size of the award of PCSUs or SSARs above or below target based on its assessment of individual officer performance at the time of grant. The actual value of the award for any individual officer is ultimately based on the Company’s achieving long-term financial targets or increase in stock price. By adjusting actual award size based on individual performance, the Committee can also reward personal achievements and contributions or address other variations in individual performance.

Each year, the Committee establishes the three-year performance targets for each element in the PCSU portion of the long-term incentive plan. These are based on an analysis of our prior performance, the economic environment and business outlook, and our forecasted growth potential. Incentive scales for vesting PCSUs are established for meeting threshold, target and maximum goals, which in the judgment of the Committee represent achievement of acceptable, superior and outstanding performance levels, respectively. If we do not achieve at least the “acceptable” performance level during the three-year cycle, the award is earned at threshold level (subject to forfeiture), but vesting is deferred.

To encourage continued employment, the plan provides that if less than the number of threshold shares vest at the end of the three-year performance period, the remainder of the threshold shares will time vest in equal amounts in the fourth and fifth years of the plan, subject to the participant’s continued employment for that period. Except in the event of termination of employment as a result of death, disability, or retirement, termination of a participant’s employment prior to vesting will result in forfeiture of any unvested award.

We do not pay any current dividends or credit any dividend equivalents on unvested PCSUs in our long-term incentive plans. Dividend equivalents are accumulated from the time of vesting until the issuance of actual shares for any PCSUs that vest but are deferred until after separation from service by an individual executive officer. Upon consummation of a change in control that meets the criteria specified under Internal Revenue Code (“IRC”) Section 409A and the related regulations, all unvested PCSUs will vest at target on a prorata basis if the change in control occurs during the three-year performance period or at threshold on a prorata basis if the change in control occurs during the time-vesting period in year four or five. A lump sum payment equal to the aggregate fair market value of the PCSUs will be issued to the participant within 30 days following the change in control unless the PCSUs were subject to a deferral election or mandatory deferral under IRC Section 162(m).

Executive Benefit Elements

We have two benefit programs that apply only to executive officers: an Executive Life Insurance Program and a Supplemental Executive Retirement Plan benefit (“SERP”). As stated earlier, the Committee has designed the overall compensation program to balance the attraction/retention objective against the performance oriented objectives. The annual incentive and long-term incentive programs are weighted more toward performance objectives, while the Executive Life Insurance Plan and the SERP are weighted more toward the attraction/retention objective.

Executive Life Insurance

We provide most of our active employees with company-paid life insurance that is currently limited to $100,000. In order to provide executive officers with a benefit in line with the industry median, we supplement this coverage with an executive life insurance program. Executive officers elected on or after April 1, 2004, receive company-paid term life insurance coverage that is approximately equal to three times base salary until the later of retirement or age 65. Mr. Tiede, an NEO, is covered under this plan.

Executive officers elected prior to April 1, 2004, receive a benefit approximately equal to three times salary plus target incentive, using a combination of term insurance and permanent (cash value) insurance. The four NEOs, other than Mr. Tiede, are included in this group; however, the CEO’s coverage is five times base salary plus target incentive. We also provide permanent life insurance coverage beyond age 65 to some of this frozen group of executive officers. This extended coverage uses the same multiple of pay, but that portion of the coverage is frozen based on salary and target incentive levels in effect at April 1, 2004. Only eight officers remain in this frozen executive life insurance plan.

We changed the level, duration and type of coverage (i.e., from permanent coverage to term coverage) in 2004 in response to regulatory and tax law changes that made permanent executive life insurance arrangements less cost effective (and less common at the levels we maintained at the time). Due to the long-term nature of the pre-2004 contract commitments we made to the executive officers and consistent with prevalent practice in unwinding these programs, we have continued to maintain the existing permanent life insurance coverage for the frozen group of eight executive officers. No new permanent life insurance coverage has been issued to any executive officers since 2004.

Supplemental Executive Retirement Plan Benefit

Historically, we have had two reasons for providing a Supplemental Executive Retirement Benefit to our executive officers:

•	To provide at least the same benefit that the executive would receive under our regular qualified retirement plan formula but for IRS limitations on credited compensation and allowable annual pension under qualified plans.

•	To enhance the attraction of mid-career executives and to retain officers by providing a benefit formula that is somewhat greater than that used for the regular qualified plan.

Our corporate offices are located in a small town setting which provides challenges in attracting and retaining the type of executives we need to operate a global enterprise of our size and complexity. The SERP benefit is a critical component in meeting these challenges. In short, the SERP is designed to meet our unique attraction and retention needs and is an effective complement to the short-term and long-term incentive plans that are designed to motivate our executives to perform at the highest level.

Persons elected to an executive officer position after January 1, 2008, will continue to receive the basic Company retirement benefit provided to all employees (including the “restoration” benefit under the Omnibus Benefit Restoration Plan that is provided to employees whose wages or benefit accruals exceed the annual qualified retirement plan limits). In addition the officer will receive an annual nonqualified plan contribution (equal to 10% of the prior year’s salary and earned incentive). Seventy-five percent of the annual contribution will be invested in a fixed interest account based on 120% of the IRS applicable long-term rate. Twenty-five percent will be issued in Sonoco restricted stock units. The benefit vests at age 55 with at least five years of service as an executive officer.

After retirement, an officer’s defined contribution SERP (“DC SERP”) “account” will be paid in three installments, with the first installment payable six months after an officer’s retirement date, the second installment payable in January of the next year following the first installment, and the third installment payable in January of the year following the second installment. A more detailed description of the DC SERP benefit, the tax qualified Sonoco Investment and Retirement Plan (SIRP) and its related nonqualified SIRP

Restoration Benefit is set forth under the caption “Description of Nonqualified Deferred Compensation Plans” on page 62 of this Proxy Statement. Mr. Tiede is the only NEO who currently participates in these plans.

For executive officers elected before January 1, 2008, which is a frozen group of 11 executive officers and includes the four NEOs other than Mr. Tiede, the retirement benefit includes the Company’s basic defined benefit retirement plan benefit and the “restoration” benefit under the Omnibus Benefit Restoration Plan, which is provided to those employees whose wages or benefit accruals exceed the annual qualified retirement plan limits. In addition, a separate defined benefit SERP (“DB SERP”) benefit is provided, which, when combined with the basic retirement benefit, the restoration benefit and full Social Security benefits, equals 60% of the executive officer’s final average cash earnings, assuming age 65 retirement with at least fifteen years of Company service. The calculation excludes long-term compensation in any form. In line with recent amendments to the Company’s basic defined benefit retirement plan and the “restoration” benefit under the Omnibus Benefit Restoration Plan, no additional benefits will accrue under the DB SERP after December 31, 2018. Officers whose DB SERP benefit accruals are frozen effective December 31, 2018, will begin participating in the DC SERP effective January 1, 2019.

The DB SERP benefit will be paid in three equal installments after retirement, with the first installment payable six months after an officer’s retirement date, the second installment payable six months after payment of the first installment, and the third installment payable 12 months after the payment of the second installment. The payment of the installments may be extended if needed to eliminate adverse accounting treatment to the Company.

A more detailed description of the DB SERP benefit, restoration benefit and the qualified pension plan benefit is set forth under the caption “Pension Restoration Benefit and DB SERP Benefit in the Restoration Plan” on page 59 of this Proxy Statement.

Executive Perquisites

In support of our pay-for-performance philosophy, executive perquisites are very limited. Executive officers are permitted limited, occasional use of the company aircraft for personal travel or family emergencies. The CEO’s usage of the corporate aircraft is modest and helps minimize time involved in commercial travel that could otherwise be directed to our business. For other officers, personal use of the aircraft is minimal, is reviewed on a case by case basis, and is permitted only under circumstances where there is direct benefit to us to minimize time spent on personal travel or in the case of family emergencies.

With the exception of gross-ups that might be paid pursuant to our employee relocation assistance plan, which covers all eligible salaried employees, and gross-ups on premiums paid pursuant to the frozen executive permanent life insurance program (described on page 34), we do not provide income tax gross-ups to our executive officers, and our Compensation Committee has adopted a resolution that prohibits such payments. The limited exception for the frozen group of eight officers who receive gross-ups on the premiums paid for permanent life insurance coverage was made because of pre-2004 contractual commitments to these officers.

Some of the more common perquisites that we do not provide to our executive officers include country club memberships, company cars or drivers, metropolitan city apartments, vacation retreats, executive dining services or reserved parking. We believe most of these benefits are not closely linked to our overall compensation objectives and would have only marginal impact on either the performance or the attraction/retention objectives of our compensation program.

Other Considerations

Employment Contracts and Potential Payments Upon Termination or Change in Control

We have a long standing practice of not providing employment contracts, severance agreements, change in control agreements, or other such financial security arrangements for our executive officers. Executive officers are covered by the normal severance compensation policy applicable to our salaried U.S. employees.

With some exceptions that do not apply to the NEOs, employees who are involuntarily terminated from the Company are eligible for severance payments in the amount of two weeks’ compensation. Qualifying employees with at least three complete years of service who agree to sign and be bound by an agreement releasing us from all liabilities arising from the employment relationship may receive up to 11 additional weeks’ severance. Compensation for years three through 13 may be paid on the basis of one week’s compensation for each complete year of service. Accordingly, the maximum standard severance payment to which a qualifying employee, including an NEO, could be entitled is 13 weeks’ compensation.

We may, however, from time to time negotiate individual severance compensation arrangements linked to non-compete agreements at the time of separation of an executive as circumstances warrant.

Our long-term equity incentive plans also contain provisions for prorated or accelerated vesting of equity awards in the event of retirement, death, or disability, and in certain cases, change in control. See “Potential Benefits Payable Immediately Upon Certain Separation Events.” These provisions apply similarly to all plan participants, including those below the executive officer level.

Review of Overall Compensation Components and Aggregate Awards

To evaluate the overall competitiveness of the executive compensation program, each year at its April meeting the Committee reviews the total compensation package for each executive officer. This includes review of a summary sheet showing a history of base salary adjustments, annual incentive awards and total cash compensation for the last ten years (or term as an executive officer, if less), stock options or SSARs outstanding and the option price, unvested PCSUs (projected at threshold, target and maximum), unvested restricted stock units, projected annual pension at age 65 and the amount of executive life insurance coverage.

The Committee also reviews a tally sheet for each executive officer showing each element of the total amount of compensation awarded and realized during the prior year. The Committee uses tally sheets to assess total executive compensation, to determine where total executive compensation falls in relation to peer companies, and to assess how the Company’s overall compensation programs operate. From this assessment, the Committee makes changes in overall plans or individual elements if it determines they are appropriate to meet overall compensation objectives. As a result of this review in 2009, the committee approved freezing benefit accruals under the DB SERP as of December 31, 2018, in line with recent amendments to the Company’s defined benefit retirement plan and its related restoration benefit under the Omnibus Benefit Restoration Plan.

The Committee does not have a practice of adjusting the size of current and future compensation awards or compensation program components to reflect amounts realized or unrealized by an individual from prior equity grants. In other words, awards are not increased to compensate for prior performance below target, nor are they decreased because of performance above target. Likewise, since earnings on equity compensation are not included in any pension calculation formula, any gains, or lack thereof, from prior awards are not considered in setting or earning retirement benefits.

Tax and Accounting Treatment of Compensation

Deductibility of Compensation

The Committee has taken, and it intends to continue to take, reasonable steps necessary to assure our ability to deduct for federal tax purposes compensation provided to senior executives. However, such steps may not always be practical or consistent with the Committee’s compensation objectives. Given that the earnings limit for deductibility has remained fixed since 1993, and the value of some compensation elements cannot be determined until year-end, there are circumstances in which some executive compensation may not meet tax deductibility requirements. We can deduct all but $306,877 of the compensation shown in the Summary Compensation Table for 2009, excluding the value of equity-based awards which are subject to taxation in a later period.

Nonqualified Deferred Compensation

Certain of our nonqualified compensation and benefits arrangements, incentive programs and corporate practices (such as severance, relocation and expense reimbursements) are considered nonqualified deferred compensation and subject to IRC Section 409A and the related regulations. In general, Code Section 409A, restricts the timing and manner of payment (as well as the timing of participant elections) under these types of taxable compensation programs. We have amended these arrangements, programs and practices to cause them to be in compliance with the statutory and regulatory provisions. The changes have no financial impact on the Company nor any material impact on the way in which we compensate our NEOs.

Accounting for Stock-Based Compensation

We account for stock-based compensation in accordance with the requirements of FASB ASC Topic 718, which requires us to expense the estimated value of certain stock-based compensation.

Stock Ownership Guidelines

To emphasize the importance of linking executive and shareholder interests, the Board of Directors has adopted stock ownership guidelines for executive officers. The target level of ownership of common stock (or Common Stock Equivalents) is established as a fixed number of shares. The target level for the CEO is 140,000 shares. The targets for Executive and Senior Vice Presidents are 33,000 and 24,000 shares respectively, and the target for other officers is 7,000 shares. Each executive subject to the guidelines is expected to achieve the ownership target within five years from the date on which he or she became subject to the guidelines. Common stock held in the Sonoco Savings Plan, stock equivalents earned through nonqualified deferred compensation programs, vested restricted stock units, and any other beneficially owned shares of common stock are included in determining compliance with the guidelines. Shares that executives have the right to acquire through the exercise of stock options or stock-settled stock appreciation rights are not included in the calculation of stock ownership for guideline purposes. As of February 15, 2010, the CEO, CFO and all other officers with more than three years in their current position met the above ownership guidelines.

We currently do not have a policy with respect to hedging the economic risks of stock ownership.

Relationship with Executive Compensation Consultant

Mr. Daniel J. Ryterband, of Frederic W. Cook and Company, has been hired by the Committee to serve as the Committee’s executive compensation consultant. Neither he nor other members of his firm provide services to us in any area other than executive compensation. Mr. Ryterband reports directly to the Committee and they have the sole authority to retain and dismiss him.

Mr. Ryterband is expected to assist the Committee and work on its behalf on matters related to the Committee’s purposes and responsibilities as set forth in the Committee charter summarized under the caption “Corporate Governance — Board Meetings and Committees of the Board — Executive Compensation Committee” on page 20. He advises the Committee as to trends in executive compensation and provides specialized studies or expert advice as requested with respect to executive compensation issues. Mr. Ryterband meets in private session with the Committee at least once per year and attends regular Committee meetings in person or by phone as requested. He also provides advice with respect to director compensation.

Management contacts with the consultant are limited primarily to the Senior Vice President of Human Resources and the Corporate Director of Compensation, who utilize the firm’s advice in the areas of compensation plan design and corporate governance issues relating to executive compensation. The CEO, CFO and other executive officers may have incidental contact with the consultant.

The Committee believes this arrangement is appropriate and cost effective in meeting its responsibilities to shareholders and the needs of management for expert guidance and advice.

On a routine basis, members of management use consultants from other firms in areas where it is felt their expertise in specific executive compensation matters would be beneficial in developing proposals for the Committee to consider.

Role of Executive Officers in Determining Executive Compensation

Except for the CEO, the role of executive officers in determining executive compensation is primarily advisory in nature, especially with regard to the structure and composition of the compensation program. Each executive officer may make recommendations with regard to the size of awards for persons who report directly to him or her, but the CEO makes the final decision as to recommendations submitted to the Committee for its consideration.

The CEO attends Committee meetings, but is not present when his own compensation is discussed. He may have incidental contact with the Committee’s compensation consultant. In practice, this means that the CEO may from time to time attend meetings at which the Committee’s consultant is present or at which the consultant makes a presentation, and he may from time to time participate in group conference calls with the Committee’s consultant. He does not, however, engage in one-on-one communications with the consultant and does not attempt to exercise any influence over the consultant’s recommendations to the Committee. The Committee has sole responsibility for determining the compensation for the CEO and for approving all other executive compensation.

Timing of Equity Grants

For many years it has been our practice to grant stock options, SSARs, PCSUs, or other equity awards on the date of the first regular Board of Directors meeting in the calendar year. The option or SSAR exercise price is based on the closing price of our stock on that date. The recipients and the corresponding number of shares of equity awards, including stock options or SSARs and PCSUs, are approved by the Committee at its regular meeting on the day prior to the Board of Directors meeting.

We occasionally make special stock option or SSAR awards to new employees. In such case, the exercise price is based on the closing price of our stock on the recipient’s first day of regular employment.

We also occasionally make stock option or SSAR awards or grants of restricted stock units to a corporate officer in recognition of a promotion or a change in position status. The effective date of these awards is the day following approval by the Committee.

Grants of Restricted Stock Units

We have a practice of making a special grants of time vesting restricted stock units (“RSUs”) to individuals when they are first elected an executive officer in recognition of this event and the individual’s increased responsibility. The number of shares granted is based on position. The shares are credited with dividend equivalents, which are not paid out until receipt of the shares. The shares vest in three equal increments on the third, fourth and fifth anniversary of the grant if RSUs are granted all in one year, or at the third anniversary of each grant if granted over three years. Receipt of shares occurs six months following separation of service. If the executive officer leaves the Company for any reason before the shares vest, the unvested shares are forfeited. Individual grant agreements may provide for vesting on a prorata basis in the event of termination of employment as a result of death or disability. The restricted stock units do not have voting rights.

Upon consummation of a change in control that meets the criteria of IRC Section 409A and the related regulations, all unvested RSUs will vest on a prorata basis. A lump sum payment equal to the aggregate fair market value of the vested RSUs will be issued to the participant within 30 days following the change in control unless the RSUs were subject to a deferral election or mandatory deferral under Section 162(m).

In February of 2009, three new officers were elected and awarded the special one-time grant referenced above, including Mr. Tiede, who is a NEO.

Restatement or Adjustment of Performance Measures

The Committee has elected not to adopt a formal policy for adjustment or recovery of incentive awards or payments in the event that the performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment. The Committee prefers to retain the flexibility to address each such situation on its merits and determine the proper and appropriate course of action in fairness to shareholders and award recipients.

2009 COMPENSATION ACTIONS BY THE COMMITTEE

The following sections of this report include a discussion of the specific actions the Committee has taken with regard to 2009 compensation awarded to the NEOs and the rationale for those actions. The tables, accompanying narrative and footnotes which follow this report reflect the decisions covered by the discussion below.

Base Salary

Each year at its April meeting, the Committee reviews the base salary of all senior executives, including the CEO, the CFO and the other NEOs. The total amount of merit increases for the executive officer group as a whole takes into account market survey data as to the projected salary movement for executive positions at the surveyed companies during the calendar year, the average wage increase being given to other levels of our employees and the current economic environment in which we are operating. Individual merit increase awards are based on each executive’s performance in his or her position during the past year, and the relationship of his or her current salary to his or her position’s base salary competitive benchmark midpoint.

At its April 2009 meeting, Mr. DeLoach recommended that the executive officers of Sonoco not receive a merit increase due to poor economic conditions. Executive officers have not received a salary increase since June 2007 (except in cases of added responsibility).

Annual Cash Incentive Awards

In 2000, the Board of Directors adopted, and the shareholders approved, the Performance-Based Annual Incentive Plan for Executive Officers. Under the terms of this plan, an annual maximum of 2.75% of income from operations, as defined in the plan, was established as an incentive pool for the CEO and the other NEOs. The total amount of annual incentive awards paid to these individuals cannot exceed this maximum. For 2009, this maximum incentive pool was $7,688,588, which was allocated among the participants so that the maximum that could be received by any individual participant could not exceed 30% of the pool ($2,306,576). The amounts of actual incentive awards made by the Committee to these participants were less than the maximum amount.

The Committee has established procedures for administration of the plan and the setting of annual performance elements, and their respective weightings as a percentage of annual incentive compensation. The elements and weightings the Committee used to arrive at actual 2009 annual incentive awards are set forth below. The Committee’s philosophy is that annual incentive plan elements should ordinarily be limited to no more than four to maximize concentration on those most critical to the success of our business in the forthcoming year. Base earnings per share, earnings before interest and taxes for business unit officers, revenue growth, and working capital management are all considered to be key performance variables essential to maximizing shareholder value.

Shown below are the weightings of these performance variables for each NEO in 2009:

	For Mr. DeLoach, Mr. Hupfer,
Incentive Plan Elements	Mr. Sullivan and Mr. Sanders	For Mr. Tiede

Base Earnings per Share	60%	10%
Revenue Growth	20%	20%
Working Capital Improvement	20%	20%
Earnings Before Interest and Taxes	0%	50%

Base earnings per share is defined as earnings per share excluding the impact of restructuring charges and certain non-recurring, infrequent or unusual items, and is used to place primary focus on year-over-year operating results. For incentive calculations, for 2009 only, targets also excluded the impact of year-over-year change in pension expense. Revenue growth excludes revenue from acquisitions completed during the year. Working capital improvement is based on a year-over-year 12-month comparison, and is stated in terms of working capital or cash gap days (days of accounts receivable and inventory less days of accounts payable). Earnings before interest and taxes is based on business unit performance.

We believe that base earnings per share will be the most critical measure in driving share price and, in turn, shareholder value. Consequently, the Committee felt that a 60% weighting of this element for executive officers with responsibility for overall company or broad sector responsibility was appropriate. This weighting applies to Mr. DeLoach, Mr. Hupfer, Mr. Sullivan and Mr. Sanders.

For Mr. Tiede, and similarly for other executive officers with business unit responsibility, we believe that the elements used for annual cash incentive awards should be primarily based on business unit performance. Consequently, the Committee felt that for Mr. Tiede, a 50% weighting was appropriate for earnings before interest and taxes and only a 10% weighting should be placed on base earnings per share.

For all NEOs, revenue growth was weighted at 20%. The Committee felt that this was an important objective, but profitable revenue growth was more important, and therefore the earnings related measures were weighted more than revenue. Working capital improvement was included as an element for all NEOs to encourage efforts to increase cash flow through the reduction in our working capital requirements. This element was also weighted 20%.

2009 Annual Incentive Plan Performance Targets

Targets established under the plan at the beginning of the plan year for Mr. DeLoach, Mr. Hupfer, Mr. Sullivan and Mr. Sanders were as follows:

				Actual 2009
	Threshold	Target	Maximum	Performance

Base Earnings per Share (less impact of year-over-year pension expense)
Amount	$1.90	$2.10	$2.38	$2.13
Revenue (excluding acquisitions made in the year)
Amount (millions)	$3,710.1	$3,813.2	$4,073.8	$3,597.3
Working Capital
Cash Gap Days	44	43	42	41.4

Targets, including business unit targets, established under the plan at the beginning of the plan year for Mr. Tiede were as follows:

				Actual 2009
	Threshold	Target	Maximum	Performance

Base Earnings per Share (less impact of year-over-year pension expense)
Amount	$1.90	$2.10	$2.38	$2.13
Earnings Before Interest and Taxes
Amount (millions)	$11.8	$14.8	$15.5	$20.5
Revenue (excluding acquisitions made in the year)
Amount (millions)	$339.3	$377.0	$395.8	$343.0
Working Capital
Cash Gap Days Target	NA	NA	57.1	52.6

The Committee also established an annual incentive compensation threshold, target and maximum payout expressed as a percentage of base salary for each NEO, as follows:

	Annual Incentive	Annual Incentive	Annual Incentive
	Compensation at	Compensation at	Compensation at	Actual 2009
	Threshold	Target	Maximum	Percentage

H.E. DeLoach, Jr.	40%	100%	200%	156.4%
C.J. Hupfer	30%	75%	150%	112.8%
C.L. Sullivan, Jr.	32%	80%	160%	125.1%
M.J. Sanders	32%	80%	160%	125.1%
R.C. Tiede	28%	84%	140%	112.2%

Our base earnings per share less the impact of year-over-year change in pension expense were $2.13. Therefore, all of the NEOs earned 110.7% of the target incentive compensation earnings on this component of the overall incentive opportunity as defined by the Committee at the beginning of the performance period.

For incentive awards for Mr. DeLoach, Mr. Hupfer, Mr. Sullivan and Mr. Sanders, revenue for the year was $3,597,331,000 which was below the goal established for threshold performance, and therefore, the four NEOs earned no incentive compensation earnings on this component. Cash gap days were 41.4 days which exceeded the maximum performance level and, as a result, these four NEOs earned 200% of target on this component.

For Mr. Tiede’s incentive award, business unit revenues were $343,044,000 which equated 46% of target incentive on this component. Business unit earnings before interest and taxes were $20,467,000 which exceeded the maximum performance level and, as a result, Mr. Tiede earned 142.9% of target under the plan for this component of the overall compensation opportunity. Business unit cash gap days were 52.6 days which exceeded the maximum performance level and, as a result, Mr. Tiede earned 200% of target on this component of the overall compensation opportunity.

The above goals were established at the beginning of the plan year during a time when the Company had very little precision in its ability to forecast annual performance results due to the economic recession and unusual volatility in the financial markets. At that time the Committee discussed the need to set challenging goals to protect against windfalls if economic recovery was faster than anticipated, but also retain the flexibility to re-visit the goals when the duration and extent of the recession were better understood.

At the conclusion of the plan year, the Committee reviewed the Company’s results compared to the previously established goals, as well as the Company’s overall performance in the context of the dramatic change that occurred in overall business activity due to the global recession. Rather than adjust the goals to reflect the degree of difficulty associated with this change in business activity, the Committee elected to stay within the plan parameters and, instead, adjust the final payments for certain officers as permitted under the administrative procedures for the plan. The administrative procedures require that such adjustments not exceed 20% of the maximum incentive amount for the officer group as a whole and the Committee made adjustments that fell within these limits.

In determining the specific adjustments, the Committee took into account the impact the recession had on overall performance results. The Committee also evaluated the actions each officer took in response to the change in business activity, and the officer’s success in achieving associated business plan objectives established at the beginning of the year and communicated to the officers. As a result, the Committee increased the award by $511,800 to Mr. DeLoach, $139,491 to Mr. Hupfer, $203,078 to Mr. Sullivan and $200,001 to Mr. Sanders. No additional award was made to Mr. Tiede because his particular business unit revenues and related earnings were not significantly impacted by the recession.

The following table shows the dollar amount of annual incentive compensation awarded to each of the NEOs for 2009 based on our 2009 performance discussed above, the percentage of target, and the percentage change in annual incentive compensation earnings from the prior year.

	Annual Incentive
	Compensation	Percentage	Percent Change from
Officer	For 2009	of Target	Prior Year (2008)

H.E. DeLoach, Jr.	$1,601,217	156.4%	190.1%
C.J. Hupfer	476,890	150.4%	178.9%
C.L. Sullivan, Jr.	635,330	156.4%	190.0%
M.J. Sanders	625,704	156.4%	192.4%
R.C. Tiede	411,598	133.6%	74.8%

2009 Long-Term Incentive Program

As described above under the caption “Determining Competitive Benchmarks — Total Direct Compensation” on page 32, the 2009 long-term incentive program consists of two elements: SSARs and PCSUs, which were previously awarded pursuant to the shareholder approved 2008 Long-Term Incentive Plan. As explained in that section, the base salary midpoint or actual base salary (whichever is greater) and the target (50% of the maximum incentive) for annual incentive compensation are subtracted from total direct compensation to arrive at the target dollars available for long-term compensation for each executive officer, and that target is converted 25% to SSARs and 75% to PCSUs.

For SSARs and PCSUs, awards were granted above, at or below the competitive benchmark depending on performance. For 2009, the NEOs who received shares above the competitive benchmark exceeded the targets in their financial or strategic objectives for the past year and demonstrated superior performance. Likewise, the NEOs who received shares at or below the competitive benchmark met all or most targets in their financial or strategic objectives and demonstrated acceptable performance for the year.

Stock-Settled Stock Appreciation Rights

On February 3, 2009 (the day prior to the full Board of Directors meeting), the Committee approved SSAR grants to 546 key employees, including the NEOs. The SSARs have a one-year vesting period and the grant price was set at $23.69 per share, the closing market price of our common stock on the date of grant (February 4, 2009). Accordingly, these SSARs will be valuable to the recipients only if the market price of our stock exceeds $23.69 during the term of the award. The grant date fair values and the number of SSARs granted to each of the NEOs are included in the “Grants of Plan-Based Awards” table on page 52. Target grants were calculated as described under the caption “Determining Competitive Benchmarks — Total Direct Compensation” on page 32.

The Committee awarded to Mr. DeLoach a grant of 190,000 shares, which represents 25,000 shares above the competitive benchmark.

In granting this award, as well as the additional Performance-Contingent Restricted Stock Units which are in excess of competitive benchmark and are described next, the Committee recognized Mr. DeLoach’s achievements related to further successful implementation of the Company’s consumer packaging strategy, his work related to senior level succession planning and his strong leadership of the Company during the very challenging second half of 2008 and particularly the last quarter, when the economy worsened rapidly. The Committee felt his strong and aggressive response to factors that could be controlled was critical to positioning the Company to perform well in the difficult business environment emerging in 2009.

The awards to the other NEOs ranged from a reduction of 9,900 shares below the competitive benchmark to 5,000 shares above the competitive benchmark based on the general performance guidelines described above.

Performance-Contingent Restricted Stock Units

On February 3, 2009, the Committee also approved PCSU grants to 194 key employees, including the NEOs. The FASB ASC Topic 718 grant date fair values of PCSUs and the number of shares available at threshold, target, and maximum are shown in the “Grants of Plan-Based Awards” table on page 52. The Committee increased the award of PCSUs to Mr. DeLoach by 6,700 shares above his target for a total of 100,000 shares, which reflects the accomplishments outlined in the above paragraph related to the grant of stock-settled stock appreciation rights. The awards for the other NEOs ranged from an increase of 200 shares above the competitive benchmark to 7,700 shares above the competitive benchmark.

Three-year accelerated vesting of the awards is dependent on our achieving the specified performance levels set forth in the table below of cumulative increases in base earnings per share (“BEPS”) and average return on net assets employed (“RONAE”) for the three-year performance period. The Committee feels that both elements are critical drivers of long-term shareholder returns and has weighted them equally in the plan. The Committee established the starting point for BEPS at $1.55 and adjusted it by the year-over-year change in pension expense between 2008 and 2009, resulting in a starting point of $1.90.

	Threshold Vesting	Target Vesting	Maximum Vesting

Three-Year Compound Growth in BEPS	6.0%	10.0%	18.0%
Average Three-Year RONAE*	9.0% – 10.0%	9.5% – 10.5%	10.0% – 11.0%

*	Actual performance level required within the range depends on capital invested in acquisitions over the three-year period. There are three ranges of acquisition investment for each performance level, which are established in advance and are not subsequently adjusted. The three ranges of new capital invested in acquisitions are (a) less than $500 million, (b) between $500 million and $1 billion and (c) more than $1 billion. The highest range of acquisition investment corresponds to the lowest range of RONAE above and vice-versa.

To encourage continued employment, the plan provides that if less than the number of threshold shares are earned at the end of the three-year performance period, the remainder of the threshold shares will time vest in equal amounts in the fourth and fifth years of the plan, subject to the participant’s continued employment for that period. Except for death, disability, or retirement, termination of a participant’s employment prior to vesting will result in forfeiture of any unvested award. If officers elect to accept shares in settlement of PCSUs when they vest, they must hold those PCSUs, net of taxes, for one year from the vesting date. However, officers who do not meet our stock ownership guidelines for their positions may not dispose of any shares received upon settlement of PCSUs that vest until such guidelines are met.

Upon consummation of a change in control that meets the criteria specified under Internal Revenue Code (“IRC”) Section 409A and the related regulations, all unvested PCSUs will vest at target on a prorata basis if the change in control occurs during the three-year performance period or at threshold on a prorata basis if the change in control occurs during the time-vesting period in year four or five. A lump sum payment equal to the aggregate fair market value of the PCSUs will be issued to the participant within 30 days following the change in control unless the PCSUs were subject to a deferral election or mandatory deferral under IRC Section 162(m).

The plan does not permit the use of discretion if performance targets are not met. Performance goals will not be adjusted for sales, divestitures or acquisitions of businesses.

Earned PCSU Awards in 2009

On February 6, 2007, the Committee granted PCSUs to 29 executives, including the NEOs as well as 186 key managers. The vesting of these shares was dependent on achieving pre-determined levels of cumulative BEPS and average RONAE for the three-year performance period from January 1, 2007 through December 31, 2009.

Target performance over the three-year period was set at $7.19 cumulative BEPS as previously described, which equated to an annual growth rate of 6% for 2007, 2008 and 2009, and at 11.5% average three-year RONAE. Actual performance was $6.47 cumulative BEPS which was less than threshold performance under the plan. Average RONAE which was 10.82% was also less than threshold performance under the plan. As a result, PCSUs were earned (subject to forfeiture as discussed below) at the threshold award level at the end of the three-year period, but vesting of the awards is deferred over the following two years.

Under the provisions of the plan, if less than threshold shares vest at the end of the three-year performance period of the plan, then one-half of the threshold shares under the plan will vest at the end of year four, or December 31, 2010 and one-half of the threshold shares under the plan will vest at the end of year five, or December 31, 2011. The NEOs, or any other participants who received grants under the plan, must be employed on those dates to qualify for shares, unless termination of employment was a result of death, disability or retirement. The PCSUs for the 2007-2009 performance period that have been earned but have not yet vested are shown in the Outstanding Equity Awards at 2009 Fiscal Year End table on page 53.

Value of Perquisites in 2009

Ten executive officers used our aircraft for personal travel in 2009. This use is valued at the “aggregate incremental cost” to us, and was $54,818 in 2009 for the officer group as a whole. Included in this amount was Mr. DeLoach’s personal use of the aircraft which was valued at $32,510.

Tax gross-ups are provided to eight officers, including four of the NEOs, remaining in the frozen executive permanent life insurance program described under the section titled “Executive Life Insurance” on page 34. The value of the gross-up was $99,350 for Mr. DeLoach, $13,591 for Mr. Hupfer, $57,323 for Mr. Sullivan and $16,277 for Mr. Sanders. These gross-up amounts are reflected in the “All Other Compensation” column of the “Summary Compensation Table” on page 49.

COMPENSATION COMMITTEE REPORT

The Executive Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” included in this Proxy Statement with management. Based on that review and discussion, the Executive Compensation Committee recommended to our Board of Directors that the “Compensation Discussion and Analysis” be included in our Annual Report on Form 10-K for the year ended December 31, 2009, and in this Proxy Statement.

J.H. Mullin, III (Chair)  P.L. Davies
C.C. Fort  J.M. Micali  M.D. Oken

SUMMARY COMPENSATION TABLE

								Change
								in Pension
								Value and
								Nonqualified
							Non-Equity	Deferred	All Other
					Stock	Option	Incentive Plan	Compensation	Compen-
Name and				Bonus	Awards	Awards	Compensation	Earnings	sation
Principal Position	Year		Salary ($)	($)	(1) ($)	(2) ($)	(3) ($)	(4) ($)	(5) ($)	Total ($)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Harris E. DeLoach, Jr.	2009		$1,023,600	$-0-	$2,369,000	$799,900	$1,601,217	$2,601,029	$322,418	$8,717,164
Chairman, President and	2008		1,023,600	-0-	2,197,500	483,960	552,027	3,029,909	402,825	7,689,821
Chief Executive Officer	2007		1,001,601	-0-	2,286,600	546,550	1,852,962	1,353,562	402,087	7,443,362

Charles J. Hupfer	2009		422,700	-0-	592,250	172,610	476,890	918,866	54,599	2,637,915
Senior Vice President and	2008		422,700	-0-	527,400	126,440	170,982	628,285	85,844	1,961,651
Chief Financial Officer	2007		413,615	-0-	533,540	160,750	573,891	390,134	89,626	2,161,556

Charles L. Sullivan, Jr.	2009		507,696	-0-	710,700	168,400	635,330	1,074,052	156,858	3,253,036
Executive Vice President	2008		507,696	-0-	586,000	130,800	219,071	2,184,691	189,410	3,817,668
	2007		497,771	-0-	590,705	192,900	736,701	1,379,309	186,809	3,584,195

M. Jack Sanders	2009		500,004	-0-	852,840	210,500	625,704	999,927	62,658	3,251,633
Executive Vice President	2008		495,837	-0-	586,000	130,800	213,954	465,513	102,802	1,994,906
	2007		424,097	-0-	476,375	144,675	588,435	438,339	72,900	2,144,821

Robert C. Tiede	2009		366,876	-0-	284,280	25,260	411,598	-0-	125,638	1,213,652
VP — Global Flexibles and	2008	(6)
Packaging Services	2007	(6)

(1)	Awards were made in the form of PCSUs. Three-year accelerated vesting of awards is tied to growth in base earnings per share (cumulative BEPS) and improved capital effectiveness (average RONAE) over a three-year period as described in the Compensation Discussion and Analysis (“CD&A”) on page 46. The amounts shown are the aggregate grant date fair values of the award(s) computed in accordance with the FASB ASC Topic 718. The value of each individual award is based on the probable outcome of the performance conditions determined as of grant date, which is the target number of PCSUs multiplied by the stock’s closing price on the date of grant. Assumptions made in valuation of these awards are set forth in Note 11 to our financial statements for the year ended December 31, 2009, which are included in our 2009 Annual Report to Shareholders. Assuming the maximum level of performance is achieved at the end of the 2009-2011 three-year performance cycle, valued at the 2009 grant date stock price of $23.69, the maximum award value for the 2009-2011 performance period would be $3,553,500 for Mr. DeLoach, $888,375 for Mr. Hupfer, $1,066,050, for Mr. Sullivan, $1,279,260 for Mr. Sanders and $71,070 for Mr. Tiede. The awards do not accumulate dividend equivalents until after vesting and are not subject to accelerated vesting, except upon a change in control in some cases.

In addition to the PCSUs, Mr. Tiede was awarded a one-time grant of 10,000 RSUs upon his being named an executive officer on February 4, 2009. One-third of these shares will vest on the third, fourth and fifth anniversary of the grant date. At a grant date stock price of $23.69, the award is valued at $236,900. The provisions of the RSUs are described on page 40 under “Compensation Discussion and Analysis — Grants of Restricted Stock Units.” Mr. Tiede is required to defer payment for any vested shares until six months following separation of service with the Company.

(2)	Awards were made in the form of SSARs. The amounts shown are the aggregate grant date fair values computed in accordance with FASB ASC Topic 718. All 2009 SSARs have a grant price of the closing market price of our common stock on the date of grant. They become exercisable one year from the date of grant and have a term of seven years.

The grant date present values were estimated using a binomial option-pricing model in accordance with the rules and regulations of the SEC and are not intended to forecast appreciation of our stock price. The 2009 SSARs had an estimated grant date present value of $4.21. The assumptions used in the binomial model are discussed in Note 11 to our financial statements for the year ended December 31, 2009, which are included in our 2009 Annual Report to Shareholders. The SSARs are not transferable, except by will, inheritance, qualified domestic relations order or gift to or for the benefit of family, and will not confer an actual dollar benefit on the holder unless they are exercised at a time when the market value of the stock exceeds the exercise price of the SSARs. The amount of any such benefit which may be obtained by exercise of the SSARs is not in any way predicated on or controlled by the estimate presented.

(3)	These amounts are awards pursuant to our annual incentive plan as discussed on page 41 of the CD&A. The amounts shown include the amounts of adjustments made to the awards for Messrs. DeLoach, Hupfer, Sullivan and Sanders discussed in the CD&A on p. 44. The amounts shown were paid to the NEOs in February of the following year. None of the NEOs elected to defer any of the amounts in this column.

(4)	For each NEO, except for Mr. DeLoach and Mr. Tiede, the amounts shown in this column are the aggregate change in the actuarial present value of accumulated benefits under our defined benefit pension plans shown in the Pension Benefits Table on page 57, from the pension plan measurement date used for our audited financial statements for the prior completed fiscal year to the measurement date used for the audited financial statements for the covered year shown in the table. In addition, for Mr. DeLoach, for 2009, 2008 and 2007, $89,630, $77,425 and $66,901, respectively of this amount represents the above market portion of interest credits on previously earned compensation for which payment has been deferred on a basis that is not tax-qualified. (See page 62 for a description of this benefit.) These amounts are determined using interest rate and mortality rate assumptions consistent with those used in our financial statements. Mr. Tiede does not participate in our defined benefit pension plans.

(5)	All other compensation for 2009 consisted of the following components for each NEO:

			Company	Company	Company
			Contributions and	Contributions &	Contributions to
			Accruals to Defined	Accruals to the	the Defined
		Executive Life	Contribution	Sonoco Investment	Contribution
	Perquisites	Insurance	Savings Plans	and Retirement Plan	SERP	Tax Gross-Ups
Name	(a)	(b)	(c)	(d)	(e)	(f)

H.E. DeLoach, Jr.	$32,510	$151,417	$39,141			$99,350
C.J. Hupfer		27,124	13,884			13,591
C.L. Sullivan, Jr.		82,311	17,224			57,323
M.J. Sanders		29,489	16,892			16,277
R.C. Tiede		7,940	15,399	$43,913	$58,386

(a)	Mr. DeLoach’s perquisites consisted of $32,510, for personal use of the corporate aircraft, computed at the aggregate incremental cost to the Company. The aggregate incremental cost to us for corporate aircraft usage was $1,750 per hour in 2009, based on the cost of fuel, maintenance, parts, hourly rental rate for engines under maintenance service plan, and landing and crew expenses.

None of the remaining NEOs received perquisites in excess of $10,000.

(b)	Includes our contributions under the Executive Life Insurance program (including the Executive Term Life policies and the Replacement Executive Life policies described on page 34) and the economic value of frozen split-dollar life insurance arrangements entered into before 1996.

(c)	Comprised of Company contributions to the Sonoco Savings Plan and accruals to individual accounts in the 401(k) Restoration component of the Omnibus Benefit Restoration Plan in order to keep employees whole with respect to our contributions that were limited by tax law. Company contributions to the Sonoco Savings Plan and the 401(k) Restoration component of the Omnibus Benefit Restoration Plan were suspended effective May 31, 2009, due to economic conditions.

(d)	Mr. Tiede participates in the Company’s defined contribution retirement plan, the Sonoco Investment and Retirement Plan (SIRP) and the SIRP Restoration component of the Omnibus Benefit Restoration Plan, which keeps employees whole with respect to contributions that were limited by tax law.

(e)	As an executive officer elected after January 1, 2008, Mr. Tiede participates in the defined contribution Supplemental Executive Retirement Plan (“DC SERP”). The contribution amount is equal to 10% of his 2009 salary and earned bonus and is further described on page 35. Seventy-five percent of the annual contribution will be invested in a fixed interest account based on 120% of the IRS applicable long-term rate and represents the $58,386 in column e. Twenty-five percent will be issued in Sonoco restricted stock units. The benefit vests at age 55 with at least five years of service as an executive officer. Under SEC rules, the remaining $19,462 allocated as Restricted Stock Units will be disclosed next year when the grant is actually made.

(f)	These amounts represent reimbursement during 2009 for the payment of taxes on company-provided replacement executive life premiums paid pursuant to the frozen executive permanent life insurance program (described on page 34) and are made because of pre-2004 contract commitments.

(6)	Mr. Tiede was not an NEO in 2007 or 2008.

2009 GRANTS OF PLAN-BASED AWARDS

									All Other	All Other		Grant
									Stock	Option		Date
									Awards:	Awards:	Exercise	Fair
			Estimated Possible Payouts			Estimated Future Payouts			Number of	Number of	or Base	Value of
			Under Non-Equity Incentive			Under Equity Incentive			Shares of	Securities	Price of	Stock and
		Committee	Plan Awards(1)			Plan Awards(2)			Stock or	Underlying	Option	Option
	Grant	Action	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)(4)	($/Share)	($) (5)
(a)	(b1)	(b2)	(c)	(d)	(e)	(f)	(g)	(h)	(i)(3)	(j)	(k)	(l)

H.E. DeLoach, Jr.
Annual Cash Incentive	NA	02-03-09	$409,440	$1,023,600	$2,047,200
SSARs	02-04-09	02-03-09								190,000	$23.69	$799,900
PCSUs	02-04-09	02-03-09				50,000	100,000	150,000				3,553,500
C.J. Hupfer
Annual Cash Incentive	NA	02-03-09	126,810	317,025	634,050
SSARs	02-04-09	02-03-09								41,000	23.69	172,610
PCSUs	02-04-09	02-03-09				12,500	25,000	37,500				888,375
C.L. Sullivan, Jr
Annual Cash Incentive	NA	02-03-09	162,463	406,157	812,314
SSARs	02-04-09	02-03-09								40,000	23.69	168,400
PCSUs	02-04-09	02-03-09				15,000	30,000	45,000				1,066,050
M.J. Sanders
Annual Cash Incentive	NA	02-03-09	160,001	400,003	800,006
SSARs	02-04-09	02-03-09								50,000	23.69	210,500
PCSUs	02-04-09	02-03-09				18,000	36,000	54,000				1,279,260
R.C. Tiede
Annual Cash Incentive	NA	02-03-09	102,725	308,176	513,626
SSARs	02-04-09	02-03-09								6,000	23.69	25,260
PCSUs	02-04-09	02-03-09				1,000	2,000	3,000				71,070
RSUs	02-04-09	02-03-09							10,000			236,900

(1)	The amounts in columns (c), (d) and (e) represent the threshold, target and maximum awards established for the 2009 Annual Cash Incentive Awards, as discussed on page 43 of the Compensation Discussion and Analysis and reflected in column (g) of the Summary Compensation Table.

(2)	PCSUs awarded under the Company’s 2008 Long-Term Incentive Plan. Information about determining the number of award shares, the performance-based conditions and vesting of these awards is provided on page 46 of the Compensation Discussion and Analysis section.

(3)	These Restricted Stock Units were awarded to Mr. Tiede in recognition of his election as a corporate officer. The shares are credited with dividend equivalents, which are not paid out until receipt of the shares. The shares vest in three equal increments on the third, fourth, and fifth anniversary of the grant. Receipt of shares occurs six months following separation of service. If the executive officer leaves the Company for any reason before the shares vest, the unvested shares are forfeited. Individual grant agreements may provide for vesting on a prorata basis in the event of death or disability. Upon consummation of a change in control that meets the criteria of IRC Section 409A and the related regulations, all unvested RSUs will vest on a prorata basis. A lump sum payment equal to the aggregate fair market value of the vested RSUs will be issued to the participant within 30 days following the change in control unless the RSUs were subject to a deferral election or mandatory deferral under IRC Section 162(m). The restricted stock units do not have voting rights.

(4)	SSARs awarded under the Company’s 2008 Long-Term Incentive Plan. These awards have a one-year vesting period. Information about determining the number of award shares is provided on page 45 of the Compensation Discussion and Analysis.

(5)	The value for PCSUs is based on the maximum number of shares that may vest assuming the maximum level of performance is achieved at the end of the three-year performance cycle, times the stock closing price on the date of the grant ($23.69). The value of the option awards (SSARs) is based on a binomial model calculation of $4.21 per share on the date of grant.

OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR-END

									Stock Awards
														Equity
														Incentive
												Equity		Plan Awards:
		Option or SSAR Awards										Incentive		Market or
						Equity						Plan Awards:		Payout
						Incentive						Number of		Value of
		Number of		Number of		Plan Awards:					Market	Unearned		Unearned
		Securities		Securities		Number of			Number of		Value of	Shares,		Shares,
		Underlying		Underlying		Securities			Shares or		Shares or	Units, or		Units, or
		Unexercised		Unexercised		Underlying			Units of		Units of	Other		Other
		Options		Options		Unexercised	Option	Option	Stock That		Stock That	Rights That		Rights That
	Option	(#)		(#)		Unearned	Exercise	Expiration	Have Not		Have Not	Have Not		Have Not
Name	Grant	Exercisable		Unexercisable		Options	Price	Date	Vested		Vested(18)	Vested		Vested (18)
(a)	Date	(b)		(c)		(#)(d)	($)(e)	(f)	(#)(g)		($)(h)	(#)(i)		($)(j)

H.E. DeLoach, Jr.	02/04/2009			190,000	(1)		$23.6900	02/04/2016
	02/04/2009											50,000	(13)	$1,462,500
	02/06/2008	111,000	(2)				29.3000	02/06/2015
	02/06/2008											37,500	(14)	1,096,875
	02/07/2007	85,000	(3)				38.1100	02/07/2014
	02/07/2007								30,000	(15)	$877,500
	02/01/2006	80,000	(4)				33.3700	02/01/2013
	04/20/2005								58,740	(16)	1,718,145
	02/02/2005	80,000	(5)				27.3100	02/02/2015
	02/04/2004	73,000	(6)				23.8600	02/04/2014
	02/05/2003	75,000	(7)				21.1500	02/05/2013
	02/06/2002	175,000	(8)				25.1300	02/06/2012
	02/07/2001	175,000	(9)				23.8000	02/07/2011

C.J. Hupfer	02/04/2009			41,000	(1)		23.6900	02/04/2016
	02/04/2009											12,500	(13)	365,625
	02/06/2008	29,000	(2)				29.3000	02/06/2015
	02/06/2008											9,000	(14)	263,250
	02/07/2007	25,000	(3)				38.1100	02/07/2014
	02/07/2007								7,000	(15)	204,750
	02/01/2006	25,000	(4)				33.3700	02/01/2013
	02/02/2005	25,000	(5)				27.3100	02/02/2015
	02/04/2004	24,000	(6)				23.8600	02/04/2014
	02/05/2003	40,000	(7)				21.1500	02/05/2013
	04/17/2002	25,000	(10)				28.9300	04/17/2012
	02/06/2002	12,000	(8)				25.1300	02/06/2012
	02/07/2001	15,000	(9)				23.8000	02/07/2011

C.L. Sullivan, Jr.	02/04/2009			40,000	(1)		23.6900	02/04/2016
	02/04/2009											15,000	(13)	438,750
	02/06/2008	30,000	(2)				29.3000	02/06/2015
	02/06/2008											10,000	(14)	292,500
	02/07/2007	30,000	(3)				38.1100	02/07/2014
	02/07/2007								7,750	(15)	226,688
	02/01/2006	30,000	(4)				33.3700	02/01/2013
	02/02/2005	30,000	(5)				27.3100	02/02/2015
	02/04/2004	25,000	(6)				23.8600	02/04/2014
	02/05/2003	45,000	(7)				21.1500	02/05/2013
	02/06/2002	40,000	(8)				25.1300	02/06/2012
	02/07/2001	40,000	(9)				23.8000	02/07/2011

									Stock Awards
														Equity
														Incentive
												Equity		Plan Awards:
		Option or SSAR Awards										Incentive		Market or
						Equity						Plan Awards:		Payout
						Incentive						Number of		Value of
		Number of		Number of		Plan Awards:					Market	Unearned		Unearned
		Securities		Securities		Number of			Number of		Value of	Shares,		Shares,
		Underlying		Underlying		Securities			Shares or		Shares or	Units, or		Units, or
		Unexercised		Unexercised		Underlying			Units of		Units of	Other		Other
		Options		Options		Unexercised	Option	Option	Stock That		Stock That	Rights That		Rights That
	Option	(#)		(#)		Unearned	Exercise	Expiration	Have Not		Have Not	Have Not		Have Not
Name	Grant	Exercisable		Unexercisable		Options	Price	Date	Vested		Vested(18)	Vested		Vested (18)
(a)	Date	(b)		(c)		(#)(d)	($)(e)	(f)	(#)(g)		($)(h)	(#)(i)		($)(j)

M.J. Sanders	02/04/2009			50,000	(1)		23.6900	02/04/2016
	02/04/2009											18,000	(13)	526,500
	02/06/2008	30,000	(2)				29.3000	02/06/2015
	02/06/2008											10,000	(14)	292,500
	02/07/2007	22,500	(3)				38.1100	02/07/2014
	02/07/2007								6,250	(15)	182,813
	10/16/2006	10,000	(11)				35.4200	10/16/2013
	02/01/2006	20,000	(4)				33.3700	02/01/2013
	02/06/2002	18,000	(8)				25.1300	02/06/2012

R.C. Tiede	02/04/2009			6,000	(1)		23.6900	02/04/2016
	02/04/2009											1,000	(13)	29,250
	02/04/2009											10,457	(17)	305,867
	02/06/2008	5,500	(2)				29.3000	02/06/2015
	02/06/2008											1,000	(14)	29,250
	02/07/2007	4,000	(3)				38.1100	02/07/2014
	02/07/2007								1,000	(15)	29,250
	02/01/2006	5,000	(4)				33.3700	02/01/2013
	02/02/2005	4,000	(5)				27.3100	02/02/2015
	07/19/2004	5,000	(12)				25.7900	07/19/2014

(1)	These shares vested on 02/04/2010

(2)	These shares vested on 02/06/2009

(3)	These shares vested on 02/07/2008

(4)	These shares vested on 02/01/2007

(5)	These shares vested on 02/02/2005

(6)	These shares vested on 02/04/2005

(7)	These shares vested on 02/05/2004

(8)	These shares vested on 02/06/2003

(9)	These shares vested on 02/07/2002

(10)	These shares vested on 04/17/2003

(11)	These shares vested on 10/16/2007

(12)	These shares vested on 07/19/2005. This one-time award was made to Mr. Tiede when he joined Sonoco.

(13)	These figures represent the number of threshold shares of PCSUs that will vest on December 31, 2011, if performance criteria are met. The actual number of shares that vest can vary from 0% to 300% of those threshold shares. If less than the number of threshold shares vest on December 31, 2011, half of the remainder of the threshold shares will time vest on December 31, 2012, and the remaining half will time vest on December 31, 2013, subject to the participant’s continued employment for that period. Except in the event of termination of employment as a result of death, disability, or retirement, termination of a participant’s employment prior to vesting will result in forfeiture of any unvested award. Upon consummation of a change in control that meets the criteria as specified under IRC Section 409A and related regulations, all unvested PCSUs will vest at target on a prorata basis if the change in control occurs during the three-year performance period or at threshold on a prorata basis if change in control occurs during the time-vesting period in year four or five. A lump sum payment equal to the aggregate fair market value of the PCSUs will be issued to the participant within 30 days following the change in control unless the PCSUs were subject to a deferral election or mandatory deferral under IRC Section 162(m).

(14)	These figures represent the number of threshold shares of PCSUs that will vest on December 31, 2010, if performance criteria are met. The actual number of shares that vest can vary from 0% to 300% of those threshold shares. If less than the number of threshold shares vest on December 31, 2010, half of the remainder of the threshold shares will time vest on December 31, 2011, and the remaining half will time vest on December 31, 2012, subject to the participant’s continued employment for that period. Except in the event of termination of employment as a result of death, disability, or retirement, termination of a participant’s employment prior to vesting will result in forfeiture of any unvested award. Upon consummation of a change in control that meets the criteria specified under IRC Section 409A and related regulations, all unvested PCSUs will vest at target on a prorata basis if the change in control occurs during the three-year performance period or at threshold on a prorata basis if a change in control occurs during the time-vesting period in year four or five. A lump sum payment equal to the aggregate fair market value of the PCSUs will be issued to the participant within 30 days following the change in control unless the PCSUs were subject to a deferral election or mandatory deferral under IRC Section 162(m).

(15)	These figures represent the number of threshold shares of the PCSUs granted February 7, 2007. Performance criteria for the 2007-2009 performance cycle were not met; therefore, performance awards were not earned above the threshold level. To encourage retention, if less than the number of threshold shares are earned at the end of the three-year performance period, then one-half of the remaining number of threshold shares will vest at the end of year four on December 31, 2010, and one-half at the end of year five on December 31, 2011. Except as provided below, no PCSU will vest if an individual is not employed by the Company on the last day of the fourth year after grant of the award (December 31, 2010), or on the last day of the fifth year after grant of the award (December 31, 2011). In the event of involuntary termination, for reasons other than death or disability, the participant will forfeit all unvested PCSUs. In the case of death, disability or retirement during the fourth and fifth award years, the PCSUs will vest on a prorata monthly basis and be settled at the end of the fourth or fifth award year. The PCSUs to be vested will be calculated on the date of such termination. Upon consummation of a change in control that meets the criteria specified under IRC Section 409A and related regulations, all unvested PCSUs will vest at threshold on a prorata basis if a change in control occurs during the time-vesting period in year four or five. A lump sum payment equal to the aggregate fair market value of the PCSUs will be issued to the participant within 30 days following the change in control unless the PCSUs were subject to a deferral election or mandatory deferral under IRC Section 162(m).

(16)	These Restricted Stock Units were awarded to Mr. DeLoach upon his election as Chairman of the Board of Directors. They will vest on April 10, 2010, if he is actively employed by the Company on that date. However, in the event of death or disability, the shares will vest immediately on a prorata basis. Dividend equivalents are being added to these units, and are included in the number shown.

(17)	These Restricted Stock Units were awarded to Mr. Tiede in recognition of his election as a corporate officer. The shares are credited with dividend equivalents, which are not paid out until receipt of the shares. The shares vest in three equal increments on the third, fourth and fifth anniversary of the grant. Receipt of shares occurs six months following separation of service. If the executive officer leaves the Company for any reason before the shares vest, the unvested shares are forfeited. Individual grant agreements may provide for vesting on a prorata basis in the event of death or disability. Upon consummation of a change in control that meets the criteria of IRC Section 409A and the related regulations, all unvested RSUs will vest on a prorata basis. A lump sum payment equal to the aggregate fair market value of the vested RSUs will be issued to the participant within 30 days following the change in control unless the RSUs were subject to a deferral election or mandatory deferral under IRC Section 162(m). The restricted stock units do not have voting rights.

(18)	Values of RSUs shown in column (h) and PCSUs shown in column (j) are based on the December 31, 2009, closing price of $29.25.

2009 OPTION EXERCISES AND STOCK VESTED

The following table provides information about options exercised by our NEOs in 2009. No PCSUs vested in 2009.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized on
	Exercise	on Exercise (1)	Vesting	Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)

H.E. DeLoach, Jr.	-0-	$-0-	-0-	$-0-
C.J. Hupfer	-0-	-0-	-0-	-0-
C.L. Sullivan, Jr.	-0-	-0-	-0-	-0-
M.J. Sanders	7,000	54,950	-0-	-0-
R.C. Tiede	-0-	-0-	-0-	-0-

(1)	The difference between the market price of the common stock at exercise and the exercise price.

PENSION BENEFITS

		Number of Years	Present Value of
		Credited Service	Accumulated	Payments During
		(1)	Benefit(2)	Last Fiscal Year
Name	Plan Name	(#)	($)	($)
(a)	(b)	(c)	(d)	(e)

H.E. DeLoach, Jr.	Sonoco Pension Plan	23.0000	$841,879	$-0-
	Omnibus Benefit Restoration Plan
	Pension Restoration Benefit	23.0000	9,776,642	-0-
	DB SERP Benefit	24.0000	11,173,190	-0-

	Total		21,791,711
C.J. Hupfer	Sonoco Pension Plan	33.0000	1,019,792	-0-
	Omnibus Benefit Restoration Plan
	Pension Restoration Benefit	33.0000	3,355,773	-0-
	DB SERP Benefit	34.0833	1,865,892	-0-

	Total		6,241,457
C.L. Sullivan, Jr.	Sonoco Pension Plan	8.0000	284,843	-0-
	Omnibus Benefit Restoration Plan
	Pension Restoration Benefit	8.0000	1,231,183	-0-
	DB SERP Benefit	12.3333 (3)	6,072,454 (3)	-0-

	Total		7,588,480
M.J. Sanders	Sonoco Pension Plan	21.0000	475,282	-0-
	Omnibus Benefit Restoration Plan
	Pension Restoration Benefit	21.0000	1,343,143	-0-
	DB SERP Benefit	22.0000	1,494,516	-0-

	Total		3,312,941
R.C. Tiede(4)

(1)	Years of Credited Service under the Sonoco Pension Plan and the Pension Restoration Benefit component of the Omnibus Benefit Restoration Plan begin on January 1 or July 1 coincident with or following one year of service.

Years of Credited Service under the defined benefit SERP Benefit (“DB SERP”) component of the Omnibus Benefit Restoration plan begin on the date of hire.

(2)	Present value calculations are based on a discount rate of 5.77% for the Sonoco Pension Plan and 5.49% for the Pension Restoration Benefit and the DB SERP as of December 31, 2010 and RP2000 Combined Healthy mortality table projected to 2010 with Scale AA (postretirement only.)

(3)	Mr. Sullivan’s DB SERP Benefit includes the full value as of December 31, 2009, for the earned and vested portion of an additional three years of service that was credited to him since he continued to work until age 65.

(4)	Mr. Tiede participates in the broad-based defined contribution Sonoco Investment and Retirement Plan (SIRP), for employees hired on or after January 1, 2004. In addition, he participates in two nonqualified deferred compensation plans, the SIRP Restoration Benefit component of the Omnibus Benefit Restoration Plan and the defined contribution Supplemental Executive Retirement Plan (“DC SERP”). These two plans are described on page 63.

The NEOs, with the exception of Mr. Tiede as discussed under footnote 4 to the table above, participate in two Sonoco-sponsored defined benefit pension plans: the Sonoco Pension Plan (“Pension Plan”), a tax-qualified plan, and the Omnibus Benefit Restoration Plan of Sonoco Products Company (the “Restoration Plan”), a nonqualified supplemental retirement plan which has two separate defined benefit components: (i) the Pension Restoration Benefit, which compensates our executive officers, as well as other employees, for any benefits lost under the Pension Plan because of pay and benefit limitations set by the IRC, and, (ii) the defined benefit Supplemental Executive Retirement Plan Benefit (the “DB SERP”), which provides an additional benefit to our executive officers. Further information about these plans is provided below. We adopted the DB SERP in 1979 and amended and restated the DB SERP in 1994 to include the Pension Restoration Benefit. Except for a special agreement with Mr. Sullivan, as discussed below under the caption “Pension Restoration Benefit and DB SERP Benefit in the Restoration Plan,” we do not provide extra years of credited service under the plans.

We calculate the present values shown in the table using: (i) the same discount rates we use for applicable financial reporting purposes (5.77% for the Sonoco Pension Plan and 5.49% for the Pension Restoration Benefit and the DB SERP); and (ii) each plan’s earliest unreduced retirement age (age 65 for the Sonoco Pension Plan, the Pension Restoration Benefit and the DB SERP as discussed below). The present values shown in the table reflect post-retirement mortality, based on the applicable financial reporting assumption (the RP2000 Combined Healthy mortality table projected to 2010 with Scale AA), but do not include an assumption of pre-retirement termination, mortality or disability.

The elements of compensation considered in determining the pensions payable to the named officers are the compensation shown in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table on page 49.

Sonoco Pension Plan

The Sonoco Pension Plan is a defined benefit retirement plan and covers the majority of employees in the United States, and certain U.S. expatriate employees hired prior to 2004. Effective December 31, 2003, the Company froze participation for newly hired salaried and non-union hourly U.S. employees in this plan. The Sonoco Pension Plan was further amended in 2009 to freeze benefit accruals effective December 31, 2018. The Sonoco Pension Plan provides participants with a life annuity annual benefit at normal retirement equal to the sum of A plus B minus C plus D below.

A.	$42 multiplied by years of benefit service (up to 30); plus

B.	1.67% of five-year final average earnings multiplied by years of benefit service (up to 30); minus

C.	1.67% of the Social Security Primary Insurance Amount multiplied by years of benefit service (up to 30); plus

D.	0.25% of five-year final average earnings multiplied by years of benefit service in excess of 30 years.

Final average earnings are the average of the five highest calendar years (which do not have to be consecutive) of compensation. For this purpose, the NEOs’ earnings reflect salary and annual incentives that are paid in the same year subject to the annual limit imposed by the IRC ($245,000 in 2009).

Benefit service begins at the date of commencement of participation, which is January 1 or July 1 coincident with or following one year of service.

Participants become fully vested in their retirement benefit upon the earlier of completion of five years of service or attainment of age 55. The benefit is payable on an unreduced basis at age 65. Employees may choose to commence their benefits as early as age 55, with subsidized early retirement reductions of 3.6% per year from age 65.

If the participant is disabled prior to retirement, the participant’s benefit is determined as if he or she terminated employment on the date of disability. Upon death prior to retirement, if the participant is fully vested and survived by his or her spouse, the spouse will receive a pre-retirement survivor annuity. The preretirement survivor annuity is equal to 50% of the accrued benefit in the Pension Plan, adjusted for the 50% joint and survivor form of payment and reduced for early commencement, and is payable at the later of the participant’s death or the participant’s earliest retirement age.

The Sonoco Pension Plan offers several optional forms of payment, including joint and survivor annuities and level income annuities. The benefit paid under any of these options is actuarially equivalent to the life annuity benefit produced by the formula described above.

Pension Restoration Benefit and DB SERP Benefit in the Restoration Plan

The Pension Restoration Benefit under the Restoration Plan is provided to Sonoco employees (including Mr. DeLoach, Mr. Hupfer, Mr. Sullivan and Mr. Sanders) for any benefits lost under the Sonoco Pension Plan because of pay and benefit limitations set by the IRC. Generally, the terms and conditions of the Pension Restoration Benefit (subject to the requirements of IRC Section 409A) are consistent with the provisions, terms and conditions of the Pension Plan, which are discussed above under the caption “Sonoco Pension Plan.” The Pension Restoration Benefit component of the Omnibus Benefit Restoration Plan was amended in 2009 to freeze benefit accruals effective December 31, 2018.

The DB SERP Benefit under the Restoration Plan is provided only to designated officers elected before January 1, 2008, including Mr. DeLoach, Mr. Hupfer, Mr. Sullivan and Mr. Sanders. With 15 years of service and retirement at age 65, it provides an annual payment equal to 60% replacement of final average earnings offset by the Sonoco Pension Plan benefit, the Pension Restoration Benefit and full Social Security benefits. Officers elected before January 1, 2006, become fully vested in their DB SERP Benefit upon the completion of five years service in the DB SERP. Officers elected after January 1, 2006, become fully vested in their DB SERP Benefit upon completion of five years service in the DB SERP and attainment of age 55. The DB SERP benefit was amended to freeze benefit accruals effective December 31, 2018, to be consistent with the 2009 amendments to freeze accruals in the Sonoco Pension Plan and the Pension Restoration Benefit component of the Omnibus Benefit Restoration Plan.

The annual DB SERP Benefit payable to a participant who separates from service and retires at age 65 is calculated by multiplying 4.0% of three-year final average cash earnings, with the product further multiplied by years of benefit service to a maximum of 15 years. If a participant retires prior to age 65, the retirement benefit is reduced by a fraction, the numerator of which is the participant’s total benefit service to the participant’s date of separation and the denominator of which is the participant’s benefit service projected to age 65. The retirement benefit is further offset by the participant’s Pension Plan benefit, the Pension Restoration Benefit and full Social Security benefits. If a participant retires prior to age 62, the benefit is further reduced by subsidized early retirement reductions of 3% per year from age 62. (In this case, however, the Social Security benefit offset would not begin until the participant attains age 62.)

Mr. DeLoach, Mr. Hupfer, Mr Sullivan and Mr. Sanders are all eligible to retire under the plan.

Final average cash earnings for the DB SERP Benefit are the average of the three highest calendar years (which do not have to be consecutive) of compensation in the last seven years before retirement. For this purpose, the NEOs’ earnings include salary and the annual incentive earned with respect to each such calendar year.

Benefit service under the DB SERP begins at the date of hire. However, to encourage his continued service to the Company, Mr. Sullivan was credited with an additional three years of benefit service in addition to his actual years of service, if actively employed with the Company at age 65. Mr. Sullivan attained age 65 on January 10, 2009.

The DB SERP Benefit is payable as a 75% joint and survivor annuity for a participant who has been married for at least one year, and a 10-year certain and life annuity for all other participants.

Mr. DeLoach, Mr. Hupfer, Mr. Sullivan and Mr. Sanders have each elected to receive the actuarially equivalent value of the DB SERP Benefit in three equal installments after retirement in lieu of the monthly joint and survivor annuity or the 10-year certain and life annuity.

Mr. DeLoach, Mr. Hupfer, Mr. Sullivan and Mr. Sanders are eligible for disability benefits under the Restoration Plan since each is at least 55 years of age.

In the event of disability, the annual Restoration Plan disability benefit payable is equal to the early retirement DB SERP benefit, the combined family Social Security benefits, the Pension Restoration Benefit and Sonoco Pension Plan benefit. If the early retirement DB SERP benefit (prior to the conversion to the actuarially equivalent value of the DB SERP benefit noted above), when added to the officer’s combined family Social Security benefits and Pension Plan benefit, is less than 60% of base salary, the difference will be payable from the Long-Term Disability Plan. When the officer attains age 65, any benefit from the Long-Term Disability Plan ends, but any unpaid DB SERP Benefit installments, the Pension Restoration Benefit and benefits from the Pension Plan would continue.

NONQUALIFIED DEFERRED COMPENSATION

					Aggregate
	Executive	Registrant	Aggregate	Aggregate	Balance at
	Contributions	Contributions in	Earnings in	Withdrawals/	End of
	in 2009	2009(1)	2009(1)(2)	Distributions	2009(1)(3)
Name	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)

H.E. DeLoach, Jr.
1983 Officer Deferred Compensation Plan	-0-	-0-	$332,325	-0-	$2,704,424
1991 Officer Deferred Compensation Plan	-0-	-0-	8,101	-0-	33,371
401(k) Restoration Benefit	-0-	$29,341	65,066	-0-	809,996
Deferred PCSUs/RSUs	-0-	-0-	3,458,604	-0-	14,346,213
C.J. Hupfer
1991 Officer Deferred Compensation Plan	-0-	-0-	4,259	-0-	54,269
401(k) Restoration Benefit	-0-	4,084	13,375	-0-	174,523
Deferred PCSUs/RSUs	-0-	-0-	474,449	-0-	1,980,078
C.L. Sullivan, Jr.
1991 Officer Deferred Compensation Plan	-0-	-0-	40,053	-0-	203,385
401(k) Restoration Benefit	-0-	7,424	16,564	-0-	209,967
Deferred PCSUs/RSUs	-0-	-0-	393,144	-0-	1,647,103
M.J. Sanders
401(k) Restoration Benefit	-0-	7,092	18,300	-0-	138,172
Deferred PCSUs/RSUs	-0-	-0-	214,577	-0-	902,383
R.C. Tiede
401(k) Restoration Benefit	-0-	5,599	12,617	-0-	62,406
Defined Contribution Sonoco Investment and Retirement Plan Restoration Benefit	-0-	28,585	16,499	-0-	71,772
Defined Contribution Supplemental Executive Retirement Plan	-0-	58,386	-0-	-0-	58,386

(1)	The following table shows contributions and earnings that are reported in the Summary Compensation Table on page 49 and the portion of the aggregate balance that has been reported in the Summary Compensation Table in previous years.

				Amounts in
				column (f)
				previously
				reported as
	Amounts in	Amounts in	Amounts in	compensation
	column (b)	column (c)	column (d)	in the	Amounts in
	reported in the	reported in the	reported in the	Summary	column (f)
	Summary	Summary	Summary	Compensation	payable in
	Compensation	Compensation	Compensation	Table for	company stock
Name	Table	Table	Table	previous years	rather than cash

H.E. DeLoach, Jr.	$-0-	$29,341	$89,630	$8,887,017	$14,379,584
C.J. Hupfer	-0-	4,084	-0-	1,097,040	1,980,079
C.L. Sullivan, Jr.	-0-	7,424	-0-	1,244,709	1,793,698
M.J. Sanders	-0-	7,092	-0-	151,286	902,383
R.C. Tiede	-0-	92,570	-0-	-0-	-0-

(2)	Amounts shown reflect accrued interest on deferred compensation in interest bearing accounts and earnings growth, including dividend credits for deferred compensation, in stock equivalent accounts. Any deferred compensation in stock equivalent accounts are based on the December 31, 2009, closing stock price of $29.25.

(3)	The portion of the amounts shown in column (f) above that relate to the 401(k) Restoration Benefit is payable in three installments following the participant’s separation from service. The remaining amounts are payable according to each NEO’s elected payment schedule, which can range from one to 15 annual installments subject to the provisions of IRC Section 409A had separation from service occurred on December 31, 2009.

Description of Nonqualified Deferred Compensation Plans

From 1983 through 1989 executive officers and directors were eligible to participate in a salary/incentive deferral plan under which they could commit to defer a specific dollar amount of salary and/or incentive over a one to four year period and in return receive a fixed monthly annuity for 180 months beginning in the January after the person’s reaching age 65 (or subsequent retirement if elected by the participant). The amount of monthly annuity varied with the individual’s age at the time the commitment to defer was made and prevailing interest rates at that time. Mr. DeLoach is the only officer currently with the Company who made contributions to this plan. Mr. DeLoach elected to commence payment in January following his retirement, and, under the terms of the plan, had he retired in 2009, his combined monthly payout based on his contributions would have been $32,318 commencing in January 2010. The historical effective interest rates on the contributions made by Mr. DeLoach ranged from 9.6% to 17.1%, and the rates decrease to 7% commencing this January when his payments (absent the election) would have otherwise commenced.

In 1991, the Company implemented a new Deferred Compensation Plan for Corporate Officers. Each participant is eligible to make an irrevocable deferral election on an annual basis. The minimum deferral is $5,000 and the maximum annual deferral is 50% of compensation (salary and/or incentive) earned during the year for which the deferral election is made. Deferrals are made monthly from salary and annually from incentive payments. The participants may elect to invest the deferred compensation in the Interest Account or the Stock Equivalent Account. Deferrals initially made into one account may not be subsequently changed to the other account. The Interest Account accumulates interest each year at a rate equal to the Merrill Lynch ten-year high quality bond index listed on the preceding December 15. For 2009, the interest rate was 8.2%. Deferrals into the Stock Equivalent Account are converted into phantom stock equivalents as if Sonoco shares were actually purchased. Dividend credits are also credited to the Stock Equivalent Account as if shares were actually purchased. Payments from these plans are made annually after separation from service. For amounts deferred prior to January 1, 2006, participants could select payment schedules for periods of one to 15 years. For deferrals after January 1, 2006, the payment period was changed to one, three or five years. Under IRC Section 409A, payments of amounts that were deferred after December 31, 2004, are subject to a minimum six month delay after separation from service with the Company.

The NEOs, as well as other employees, participate in the 401(k) Restoration component of the Omnibus Benefit Restoration Plan, which keeps employees whole with respect to company contributions to the Sonoco

Savings Plan that are limited by the IRC. Company contributions to the 401(k) Restoration component and the Sonoco Savings Plan were suspended effective May 31, 2009. Mr. DeLoach, Mr. Hupfer, Mr. Sullivan and Mr. Sanders also participate in the DB SERP Benefit and Pension Restoration Benefit components of the Omnibus Benefit Restoration Plan. Those amounts are shown in the “Pension Benefits” section, beginning on page 57.

Mr. Tiede participates in the Sonoco Investment and Retirement Plan (SIRP), a tax-qualified defined contribution arrangement for employees hired on or after January 1, 2004. He also participates in two defined contribution components of the nonqualified Omnibus Benefit Restoration Plan — the SIRP Restoration Benefit, which provides benefits to all participants in the SIRP whose wages or benefit accruals exceed the annual IRC qualified retirement plan limits, and the Defined Contribution SERP (“DC SERP”), which provides supplemental retirement benefits to executive officers elected after January 1, 2008.

The annual SIRP contribution is equal to 4% of the employee’s cash earnings paid in the prior calendar year, plus an additional 4% of the employee’s cash earnings in excess of the Social Security wage base ($106,800 in 2009). Its related nonqualified SIRP Restoration Benefit, as noted above, provides an additional credit covering pay in excess of the annual IRC limit ($245,000 in 2009). Participants become fully vested in their SIRP benefit and SIRP Restoration Benefit at the earlier of three years of service or age 55. Mr. Tiede is fully vested in the SIRP benefit and SIRP Restoration Benefit.

Twenty-five percent of the SIRP contribution is automatically invested in a stable value fund, and the remaining 75% is invested at the employee’s discretion in any of several available indexed funds. Twenty-five percent of the SIRP Restoration Benefit credit is also automatically allocated to a stable value fund, and the remaining 75% is allocated to a target date retirement fund.

At separation from service or retirement, the participant may elect to receive the SIRP benefit under several different forms of payment. The SIRP Restoration Benefit is payable in three cash installments, with the initial installment paid six months following separation from service and the second and third installments paid in January of the following years.

The SIRP Restoration Benefits that are due upon death are payable to the participant’s surviving spouse or beneficiary in three cash installments, with the initial installment paid as soon as practicable following the participant’s death, and the second and third installments paid in January of the following years.

The annual DC SERP contribution is equal to 10% of the prior year’s salary and earned incentive. Seventy-five percent of the annual DC SERP contribution is invested in a fixed interest account based on 120% of the IRS applicable long-term rate. The remaining 25% will be issued in Sonoco restricted stock units. The DC SERP benefit vests at age 55 with at least five years of service as an executive officer. The restricted stock units do not have voting rights. The shares are credited with dividend equivalents, which are not paid out until receipt of the shares.

The vested DC SERP account is paid in three installments, with the initial installment paid six months following the officer’s retirement date and the second and third installments paid in January of the following years. The vested DC SERP benefits that are due upon death are payable to the officer’s surviving spouse or beneficiary in three cash installments, with the initial installment paid as soon as practicable following the officer’s death, and the second and third installments paid in January of the following years.

Mr. Tiede was not vested in his DC SERP Benefit as of December 31, 2009.

Executive officers who participate in the PCSU portion of the Company’s long-term incentive plan as described on page 33 of the Compensation Discussion and Analysis or who receive a special grant of restricted stock units as described on page 40 of the Compensation Discussion and Analysis may make an irrevocable election to defer receipt of any shares that vest until after their separation from service with the Company. Deferral elections made during or after 2003 must be for at least six months after separation from service with the Company. Additionally, receipt of any such units that vest and are not deductible under IRC Section 162(m) must be deferred until at least six months following separation of service. At the time of deferral, officers must elect a payment schedule of one, two or three annual installments. Time vesting restricted stock units accrue dividend equivalents from the date of grant. PCSUs accrue dividend equivalents only after vesting. Upon consummation of a change in control that meets the criteria specified under IRC Section 409A and related regulations, deferral elections will be cancelled with any vested PCSUs or RSUs settled in a single lump sum.

POTENTIAL BENEFITS PAYABLE IMMEDIATELY UPON CERTAIN SEPARATION EVENTS

The table below and the notes that follow set forth estimates of the life insurance benefits and nonqualified pension amounts that would have been payable to each of the NEOs had the specified events occurred on December 31, 2009. (Qualified pension benefits are disclosed and discussed in the Pension Benefits table on page 57.)

	Death
	Eligible Benefits
	Payable from		Death	All Other Termination Events
	Executive Life		Pension Restoration	Pension Restoration
	Insurance Plan		and DB SERP	And DB SERP
	(Lump Sum)		Benefits	Benefits
Name	(1) ($)	Plan Name	(2) ($)	(3) ($)

H.E. DeLoach, Jr.	$10,000,000	Pension Restoration Benefit(2)	$398,798	$893,064
		DB SERP Benefit(3)	3,398,551	3,756,246

		Total	3,797,349	4,649,310
C.J. Hupfer	2,000,000	Pension Restoration Benefit(2)	140,084	310,953
		DB SERP Benefit(3)	867,615	819,355

		Total	1,007,699	1,130,308
C.L. Sullivan, Jr	2,500,000	Pension Restoration Benefit(2)	50,555	114,287
		DB SERP Benefit(3)	1,935,521	2,041,461

		Total	1,986,076	2,155,748
M.J. Sanders	2,500,000	Pension Restoration Benefit(2)	60,687	132,882
		DB SERP Benefit(3)	1,223,264	998,576

		Total	1,283,951	1,131,458
R.C. Tiede(4)	1,000,000

(1)	Because of the manner in which the pre-2004 permanent life insurance coverage (described on page 34) was structured, the premiums and tax gross-ups for Mr. Hupfer, Mr. Sullivan and Mr. Sanders will end at the later of age 65 or December 31, 2014. To make the structure of the CEO’s coverage more cost effective (and to make more of the premiums and gross-ups tax deductible), the premiums and gross-ups are scheduled to end at age 79 (or at death if earlier).

The present value of the remaining estimated future premiums and related tax gross-ups projected to these dates are $2,251,821 for Mr. DeLoach, $110,712 for Mr. Hupfer, $466,946 for Mr. Sullivan and $265,320 for Mr. Sanders. Mr. Tiede does not participate in the pre-2004 permanent life insurance program.

Premiums paid by the Company on behalf of officers for Executive Term Life insurance policies, as described in the Compensation Discussion and Analysis, will be continued for the duration of the applicable policy term upon the officers’ retirements from the Company. The present value of the remaining estimated future premiums are $87,962 for Mr. DeLoach, $74,847 for Mr. Hupfer, $27,247 for Mr. Sullivan, $96,478 for Mr. Sanders and $95,335 for Mr. Tiede.

(2)	The DB SERP Benefits for Mr. DeLoach, Mr. Hupfer, Mr. Sullivan and Mr. Sanders are payable in three annual installments to the NEO’s spouse in lieu of the 75% surviving spouse benefit. The Pension

Restoration Benefits for Mr. DeLoach, Mr. Hupfer, Mr. Sullivan and Mr. Sanders (payable as a 50% surviving spouse benefit) that are due upon the death of a participant (the pre-retirement death benefits) are payable for the lifetime of the NEO’s spouse. As discussed above under the caption “Pension Restoration Benefit and DB SERP Benefit in the Restoration Plan,” the DB SERP Benefits have been offset by the 50% surviving spouse benefit from the Sonoco Pension Plan and estimated Social Security survivor benefits, as applicable. The DB SERP Benefits reflected in the table above represent the first of three equal installments, while the Pension Restoration Benefits represent the annual lifetime benefits that would be payable to the NEOs or their survivors, as applicable.

(3)	All Other Termination Events (excluding events covered in columns (1) and (2)) provide that the DB SERP Benefits for Mr. DeLoach, Mr. Hupfer, Mr. Sullivan and Mr. Sanders are payable in three equal installments in lieu of the annual DB SERP Benefits, and the Pension Restoration Benefits (if applicable) are payable to these NEOs for their lifetimes, in addition to the benefits payable from the Sonoco Pension Plan and Social Security (if applicable). The calculations of the DB SERP Benefits and the Pension Restoration Benefits do not include an offset for Social Security for Mr. Sanders, as he is not yet eligible for Social Security benefits. The DB SERP death benefit is payable in three equal installments, representing the actuarial equivalent value of the 75% postretirement survivor benefit and is payable to the surviving spouse of those participants who were married for at least one year on the date of their death. The DB SERP death benefit is payable in three equal installments to the NEO’s beneficiary for participants who are not eligible for the 75% postretirement survivor benefit on the date of their death in lieu of benefits under a 10-year certain and life annuity arrangement. The DB SERP Benefits reflected in the table above represent the first of three equal installments, while the Pension Restoration Benefits represent the annual lifetime benefits that would be payable to the NEOs or their survivors, as applicable.

(4)	Mr. Tiede is not eligible to participate in the Pension Restoration Benefit and the DB SERP benefit.

Treatment of Nonqualified Deferred Compensation and Equity Awards Upon Certain Terminations or Change in Control

The amounts that would have been paid to each NEO with respect to nonqualified deferred compensation had death, disability, retirement or any other termination of employment occurred on December 31, 2009, are set forth in column (f) of the Nonqualified Deferred Compensation table and the method of determining the benefits payable and payment arrangements are described in the narrative following that table.

For equity awards, the amount that would have been paid to each NEO had death, disability, retirement or any other termination of employment occurred on December 31, 2009, are set forth in the table of Outstanding Equity Awards at 2009 Fiscal Year-End with the following exception: unexercisable shares (SSARs) in column (c) would continue to vest in the case of retirement. In the case of death or disability, the shares would vest immediately. Assuming a share price based on the December 31, 2009, closing price of $29.25 the value attributable to these SSARs would be $1,056,400 for Mr. DeLoach, $227,960 for Mr. Hupfer, $222,400 for Mr. Sullivan, $278,000 for Mr. Sanders and $33,360 for Mr. Tiede. The shares would be cancelled in the case of any other termination.

DIRECTOR COMPENSATION

Employee directors do not receive any additional compensation for serving on the Board of Directors. Compensation for non-employee directors is summarized below.

For 2009, non-employee directors received a quarterly retainer of $28,750 of which a minimum of $16,250 was required to be deferred into Sonoco stock equivalent units which accrue dividend equivalents and are distributed upon termination of Board service. The number of stock units received is calculated by dividing the amount of deferred fees by the closing stock price on the date the fees would otherwise become payable, which is the first day of each calendar quarter. Sonoco stock equivalent units acquired from the deferrals accumulate dividend equivalents until disbursement. Payouts of the deferred Sonoco stock equivalent units will commence six months following termination of Board service, and will be made in shares of Sonoco common stock. Directors may elect to have these deferred payments made in one, three or five annual installments. Directors may also elect to defer a portion of their retainer or fees into a market rate interest account. It accumulates interest each year at a rate equal to the Merrill Lynch ten-year high quality bond index listed on the preceding December 15. For 2009, the interest rate was 8.2%. Payouts from this account will commence six months following termination of Board service. Directors may elect to have these deferred payments made in one, three or five annual installments. Board members also received a fee of $1,500 for each Board of Directors or committee meeting attended.

Committee chairs received a quarterly committee chair retainer. The Audit Committee chair received a committee chair retainer of $3,750 per quarter. The Executive Compensation Committee chair received a committee chair retainer of $3,125 per quarter. The Financial Policy, Corporate Governance and Nominating, and Employee/Public Responsibility Committee chairs each received a committee chair retainer of $2,500 per quarter.

No director had a compensation arrangement that differed from the program described above.

The following table sets forth information regarding the compensation earned by each non-employee director who served on our Board of Directors in 2009.

DIRECTOR COMPENSATION TABLE

					Change in
	Fees				Pension Value
	Earned or			Non-Equity	and Nonqualified
	Paid in			Incentive Plan	Compensation
	Cash ($)	Stock	Option	Compensation	Earnings	All Other	Total
Name	(1)	Awards ($)	Awards ($)	($)	($)	Compensation ($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

J.L. Coker	$128,500						$128,500
P.L. Davies	136,000						136,000
C.C. Fort	146,500						146,500
E.H. Lawton, III	134,500						134,500
J.E. Linville	146,000						146,000
J.M. Micali	156,500						156,500
J.H. Mullin, III	153,000						153,000
L.W. Newton	131,500						131,500
M.D. Oken	160,000						160,000
P.R. Rollier	136,000						136,000
T.E. Whiddon	144,500						144,500

(1)	A portion of the fees shown in the “Fees Earned or Paid in Cash” column has been deferred into full value stock units of the Company.
(2)	Mr. Micali and Mr. Rollier elected to defer the remaining portion of their fees ($65,000 was deferred into full-value stock units of the Company) into a market rate interest account as described above.

The table below shows the amount of 2009 fees deferred by each director and the payout schedule elected.

	Fees Deferred Into
	Sonoco Stock	Payout Schedule
Director	Equivalent Units	Election in Years

J.L. Coker	$65,000	1
P.L. Davies	65,000	1
C.C. Fort	65,000	3
E.H. Lawton, III	65,000	3
J.E. Linville	65,000	5
J.M. Micali	65,000	1
J.H. Mullin, III	65,000	3
L.W. Newton	65,000	3
M.D. Oken	65,000	1
P.R. Rollier	65,000	3
T.E. Whiddon	65,000	3

NON-EMPLOYEE DIRECTORS’ OUTSTANDING EQUITY AWARDS
OR FEES DEFERRED INTO SONOCO STOCK EQUIVALENT UNITS
AT FISCAL YEAR END (12/31/2009)

	Fees Deferred Into
	Sonoco Stock		Stock Options
	Equivalent Units		Number
Name	Number	Value(1)	Of Shares(2)

J.L. Coker	8,503.9	$248,739	13,000
P.L. Davies	8,503.9	248,739	7,000
C.C. Fort	8,503.9	248,739	18,500
E.H. Lawton, III	8,503.9	248,739	27,397
J.E. Linville	8,503.9	248,739	6,000
J.M. Micali	11,744.7	343,532	11,000
J.H. Mullin, III	12,164.2	355,803	15,000
L.W. Newton	2,798.0	81,833	-0-
M.D. Oken	8,445.7	247,037	-0-
P.R. Rollier	5,053.5	147,815	-0-
T.E. Whiddon	8,503.9	248,739	20,000

(1)	Based on the December 31, 2009 closing price of $29.25 per share.

(2)	Since 2005, directors have no longer been granted stock options or allowed to defer retainer or meeting fees into stock options.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors has reviewed and discussed with management and our independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), our audited financial statements for the year ended December 31, 2009. The Audit Committee has discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61, (“Communication with Audit Committees”) as amended, (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T, and PCAOB Auditing Standard No. 5, (“An Audit of Internal Control Over Financial Reporting That is Integrated with an Audit of Financial Statements”). The Committee has received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding PwC’s communications with the Committee concerning independence, and has discussed with PwC such firm’s independence. The Committee has also reviewed the services provided by PwC discussed below, and has considered whether provision of such services is compatible with maintaining auditor independence.

Based on the review and discussions referenced above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the Securities and Exchange Commission.

M.D. Oken (Chair), C.C. Fort, E. H. Lawton, III
J.E. Linville, J.M. Micali, P.R. Rollier

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PwC served as our principal independent registered public accounting firm for 2009, and the Audit Committee has tentatively selected PwC to serve as our principal independent registered public accounting firm for 2010, pending agreement over the terms of their engagement.

Representatives of PwC will be present and available to answer appropriate questions at the Annual Meeting and may make a statement if they wish.

Fees Relating to Services Provided by PwC for 2009 and 2008

The following table sets forth a summary of PwC’s fees for professional services rendered in connection with the consolidated financial statements and reports for the years ended December 31, 2009 and 2008 and for other services rendered during 2009 and 2008 on our behalf.

Fee Category ($ in thousands)	2009	% of Total	2008	% of Total

Audit Fees	$2,819	61.6%	$2,706	71.0%
Audit-related Fees	93	2.0	27	.7
Tax Fees	1,182	25.8	1,069	28.0
All Other Fees	483	10.6	12	.3

Total Fees	$4,577	100.0%	$3,814	100.0%

Audit Fees:  Audit fees include fees for professional services rendered for the audit of our consolidated financial statements, the review of the interim condensed consolidated financial statements included in quarterly reports, and for the services that are normally provided by PwC in connection with statutory and regulatory filings or engagements. (Note that approximately 50% and 52% of the audit fees in 2009 and 2008, respectively, relate to audits outside of the United States with statutory audits performed in 25 countries in both 2009 and 2008.) Audit fees also include services provided to us in connection with our compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-related Fees:  Audit-related fees include fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and that are not reported under “Audit Fees.” These services include employee benefit plan audits, due-diligence and accounting consultations in connection with acquisitions and divestitures, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Tax Fees:  Tax fees include fees for tax compliance/preparation and other tax services. Tax compliance/preparation includes fees for professional services related to federal, state and international tax compliance, assistance with tax audits and appeals, expatriate tax services and assistance related to the impact of mergers, acquisitions and divestitures on tax return preparation. Other tax services include fees for ongoing assistance with tax consulting and planning.

All Other Fees:  All other fees include fees for all services other than those reported above. The increase in 2009 compared to 2008 is due primarily to services provided in support of our Enterprise Organization Assessment and Business Review. Also reported under “all other fees” are the costs of seminars and software provided on a subscription basis.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee pre-approves all audit and permitted non-audit services (including the fees and terms of such services) provided by the independent auditors, subject to limited exceptions for non-audit services described in Section 10A of the Securities Exchange Act of 1934, which are approved by the Audit Committee prior to completion of the audit. The Committee Chair is empowered to pre-approve PwC services between meetings, provided all such services are brought to the Committee at its next regularly scheduled meeting. General pre-approval of certain audit, audit-related and tax services is granted by the Committee at the first quarter Committee meeting. The Committee subsequently reviews fees paid. Specific pre-approval is required for all other services. These projects are reviewed quarterly, and the status of all such services is reviewed with the Committee. During 2009, all audit and permitted non-audit services were pre-approved by the Committee.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has tentatively selected PricewaterhouseCoopers LLP to serve as our principal independent registered public accounting firm to audit our financial statements for the year ending December 31, 2010, pending agreement over the terms of their engagement. You will be asked to ratify this selection at the Annual Meeting. PwC, or its predecessors, has audited our books and records for many years.

The Board of Directors recommends that you vote FOR the ratification of the selection of PwC as our independent registered public accounting firm for the current year (assuming the Audit Committee and PwC reach an agreement over the terms of their engagement).

INCORPORATION BY REFERENCE

Neither the Compensation Committee Report nor the Audit Committee Report shall be deemed filed with the Securities and Exchange Commission or incorporated by reference into any prior or future filings made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference.

References to our Web site address throughout this Proxy Statement are for information purposes only or to satisfy requirements of the New York Stock Exchange or the Securities and Exchange Commission and are not intended to incorporate our Web site by reference into this Proxy Statement.

SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

If you want to present a shareholder proposal to be voted on at our Annual Meeting in 2011, you must submit the proposal to the Secretary of the Company in writing by February 4, 2011. However, if you want us to include your shareholder proposal in our proxy materials for our Annual Meeting in 2010, you must be sure the Secretary of the Company receives your written proposal by November 9, 2010. All shareholder proposals must comply with the requirements of our bylaws. The proxy agents for the Company will use their discretionary authority to vote on any shareholder proposal that the Secretary of the Company does not receive by January 23, 2011.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

We have begun delivering a single copy of the Annual Report to multiple shareholders sharing one address unless we received contrary instructions from one or more of the shareholders at such address. Upon oral or written request to Sonoco Products Company, c/o Bank of New York Mellon Shareowner Services, 480 Washington Boulevard, Jersey City, NJ 07310-1900 USA, (866) 210-7002, The Bank of New York Mellon will promptly deliver a separate copy of the Annual Report to a shareholder at a shared address to which a single copy was delivered. If you are currently receiving a single copy of the Annual Report for multiple shareholders at your address and would prefer to receive separate copies in the future, please write or call The Bank of New York Mellon at the address or telephone number above and ask them to send you separate copies. If you are still currently receiving multiple copies of the Annual Report for multiple shareholders at your address and would prefer to receive a single copy in the future, please write or call The Bank of New York Mellon at the address or telephone number above, and ask them to send a single copy to your address.

ELECTRONIC ACCESS TO ANNUAL MEETING MATERIALS

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDERS MEETING TO BE HELD ON APRIL 21, 2010

Sonoco’s 2009 Annual Report and 2010 Proxy Statement are available via the Internet at:

http://bnymellon.mobular.net/bnymellon/son

As a shareholder of record, you can elect to receive future Annual Reports and Proxy Statements, as well as quarterly financial and other shareholder information, electronically. Instructions are provided on the voting site if you vote via the Internet. Instructions also are provided if you electronically access your shareholder account, and you are not already receiving your Annual Meeting materials electronically. If you select electronic receipt, you will be notified via email by The Bank of New York Mellon, our transfer agent, as to when the information will be available for your access. Your election to receive information electronically will remain in effect until you notify The Bank of New York Mellon in writing (to Sonoco Products Company, c/o Bank of New York Mellon Shareowner Services, 480 Washington Boulevard, Jersey City, NJ 07310-1900 USA) or by telephone (at 866-210-7002) that you wish to resume paper delivery by mail of these materials. If you own Sonoco shares through a broker or a bank, please contact that institution regarding instructions about receiving Annual Meeting materials and other financial information electronically.

OTHER MATTERS

As of the date of this Proxy Statement, management does not know of any business that will be presented for consideration at the meeting other than as stated in the notice of the meeting. The proxy agents will vote in their best judgment on any other business that properly comes before the meeting.

To assure your representation at the meeting, please vote by telephone (if you live in the United States or Canada), via the Internet or mark, sign, date and return your proxy card or broker voting instruction form as promptly as possible. Please sign exactly as your name appears on the accompanying proxy.

Ritchie L. Bond
Secretary

March 9, 2010

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

Sonoco Products Company

INTERNET
http://www.proxyvoting.com/son
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

WO#
68881
68899

▼   FOLD AND DETACH HERE  ▼

	Please mark your votes as indicated in this example	☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

		FOR	WITHHOLD	FOR ALL
		ALL	FOR ALL	EXCEPT

1.	To elect a board of directors.	☐	☐	☐
Nominees:

Three-Year Term:
01 C.C. Fort
02 J.H. Mullin
03 P.R. Rollier
04 T.E. Whiddon

(Instructions: To withhold authority to vote for any individual nominee, mark the “For All Except” box and write that nominee’s name on the following blank line.)

* For All Except

		FOR	AGAINST	ABSTAIN

2.	To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company.	☐	☐	☐

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

Please sign exactly as your name(s) appear(s) hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.
Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2009 Annual Report to Stockholders are available at: http://bnymellon.mobular.net/bnymellon/son
▼  FOLD AND DETACH HERE  ▼
PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
SONOCO PRODUCTS COMPANY
1 NORTH SECOND STREET – HARTSVILLE, SOUTH CAROLINA 29550 – USA
The undersigned hereby appoints Charles J. Hupfer, Senior Vice President and Chief Financial Officer, or Ritchie L. Bond, Staff Vice President, Treasurer and Secretary, as proxy agent, each with the power to appoint his substitute, and hereby authorizes him to represent and to vote all the shares of Common Stock of Sonoco Products Company held of record by the undersigned on February 19, 2010 at the Annual Meeting of Shareholders to be held on April 21, 2010, or at any adjournment thereof, as instructed below and in their discretion upon all such other matters as may be properly presented for consideration at such meeting.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR AND TO RATIFY THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.
This card also constitutes voting instructions to the plan Trustee for shares of Sonoco Products Company held in the Sonoco Products Company Savings Plan. You may direct the Trustee how to vote your shares as indicated on this card. If you fail to give voting instructions to the Trustee, your shares will be voted by the Trustee in the same proportion as the shares for which valid instructions have been received.

Address Change/Comments (Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250
(Continued and to be marked, dated and signed, on the other side)
WO#
68881
68899